                                [ ONTARIO LOGO ]

                               Ministry of Finance

                               Province of Ontario

                                Annual Report and
                              Financial Statements

                                   2001 - 2002

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To The Honourable
James K. Bartleman
Lieutenant Governor of Ontario

May It Please Your Honour:

     The  undersigned  has the  honour to  present  to Your  Honour  the  Public
Accounts of the Province of Ontario for the fiscal year ended March 31, 2002, in accordance with the requirements of the Ministry of Treasury and Economics Act.

Respectfully submitted,

  /s/ Janet Ecker
------------------------------

Honourable Janet Ecker
Minister of Finance
Toronto, November 2002

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Minister of Finance's Report

     It is with  pleasure that I present the  2001-2002  Public  Accounts of the
Province of Ontario for the fiscal year ended March 31, 2002.

     To assist readers,  the  organization and content of the Public Accounts is described in "A Guide to the Public Accounts" on page 9 of this volume.

     Comments or general  enquiries  will be welcomed  and should be directed to the Office of the Provincial Controller, Ministry of Finance.

  /s/ Janet Ecker
------------------------------

Honourable Janet Ecker
Minister of Finance
Toronto, November 2002

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                              Annual Report 2001-02
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                              Annual Report 2001-02
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A Guide to the Public Accounts

The  2001-2002  Public  Accounts of the Province of Ontario  comprise the Annual
Report and three volumes:

The Annual Report presents the financial  statements of the Province of Ontario, provides  financial  and economic  highlights  of the past year,  and reports on performance against the goals set out in the Budget.

Volume 1       contains the  Consolidated  Revenue Fund  schedules  and Ministry statements.  The Consolidated  Revenue Fund schedules reflect the financial activities of the government's ministries on a modified cash basis of accounting.

Volume 2       contains  the  financial  statements  of  significant  provincial corporations,  boards  and  commissions  that  are  part  of  the government's  reporting entity and other miscellaneous  financial statements.

Volume 3       contains  the  details  of  expenditure  and the  Ontario  Public
               Service senior salary disclosure.

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                              Annual Report 2001-02
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Message from the Minister of Finance

[ IMAGE OMITTED ]   I am pleased to present the  2001-2002  Public  Accounts and
                    the  Annual  Report  of  the  Province  of  Ontario,   which
The Honourable      highlight  this   government's   economic   performance  and
Janet Ecker         financial achievements.
Minister of Finance
                    The  global   economic   slowdown  in  2001-2002   presented
                    challenges in Ontario. Because Ontario's economy is open and
                    trade-oriented,   we  were  affected  by  the  international
                    slowdown.  For the 2001 calendar  year,  Ontario's  real GDP rose 1.1 per cent, down from 5.5 per cent growth in 2000.

                    Despite  it  being  a  challenging   year,   our  government
                    continued to focus on prudent  fiscal  management to promote new growth and new jobs.

                    The  government  recorded its third  consecutive  surplus in
                    2001- 2002,  the first time in nearly 100 years that Ontario has achieved three consecutive surpluses.  And in June 2002, we tabled budget projections for another balanced budget. We continue to focus on responsible  management while investing in the  priorities  that  are  important  to the  people  of
                    Ontario - health  care,  our  schools,  and a clean and safe environment.

                    Our  government  believes in an economic  plan that supports growth. In 2001-2002,  despite the global slowdown, consumer spending grew by 2.0 per cent, and Ontario's  housing market remained robust, with residential construction advancing 3.1 per cent.  Economic  indicators  are  pointing  to  stronger growth in 2002.

                    Our  government  also  recognizes  the  importance  of being accountable  to the people of Ontario by spending  their tax dollars wisely.

                    To help ensure the efficient and effective use of taxpayer's money,  and a more accountable  government,  we will improve the  government's  accounting and budgetary  processes.  New initiatives  include:  incorporation of zero-based budgeting
                    principles   for   every   ministry's   business   plan;   a
                    government-wide review to identify resources for redirection in priority  areas;  and the reporting of capital  assets in the same way  businesses  do to  determine  the true cost of services.

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                              Annual Report 2001-02
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A provisional  adjustment has been made to account for the federal  government's failure to properly  calculate  the personal  income taxes that it collected and remitted on Ontario's behalf for 2001-02 and prior years. The federal government has also  determined  that  future  payments  to  Ontario  will be less than the
Province is entitled to.

The Province  continues to argue that it is wrong for the federal  government to punish Ontario taxpayers for its own mistakes. Furthermore, Ontario reserves the right to seek  redress  from the  federal  government  for its  handling of this issue,  and we reserve  the right to pursue a solution  which  ensures  that the impact of the federal government's error on the services that Ontarians value is minimal.

Our  government  will  continue to focus on measures to ensure that  Ontario can weather the challenges ahead. While global economic forces will always have some effect on the provincial  economy,  our government  will continue to ensure that sound fundamentals are in place to promote growth and prosperity.

We will  continue to focus on the  priorities of the people of Ontario to ensure that our  province  continues  to be the best  place to live,  work and  raise a family.

Thank you.

     /s/ Janet Ecker
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The Honourable Janet Ecker
Minister of Finance

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                              Annual Report 2001-02
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The Year in Review

With a surplus of $375 million for 2001-02,  the Province recorded a surplus for the third consecutive year. The Province has now met or exceeded its deficit and debt-reduction targets for seven years in a row.

To  help  ensure  Ontario's  fiscal  position  remains  secure,  the  Government introduced  and the  Legislature  passed  the  Taxpayer  Protection  Act and the
Balanced Budget Act, in December of 1999.

In the 2000  Ontario  Budget  the  government  made a  commitment  to reduce Net
Provincial  Debt by at least $5 billion  during the current term of office.  Net
Provincial Debt, prior to provisional  adjustment for Canada Customs and Revenue
Agency  (CCRA) error and  accounting  changes,  has been reduced by $4.5 billion over the past three years, an amount  representing  more than 90 per cent of the government's debt-reduction commitment.

Despite the  economic  slowdown in 2001,  Ontario  made a  contribution  of $444 million to debt reduction during the 2001-02 fiscal year.

2001-02 Fiscal Highlights

($ Millions)                                                                                    2001-02      2000-01(1)
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Revenue                                                                                          63,886         63,824

Expenditure                                                                                      63,442         61,940

Decrease/(Increase) in Stranded Debt from Electricity Sector
     Restructuring to be Recovered from Ratepayers(2)                                              (69)             18
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Surplus                                                                                             375          1,902
Net Impact of Provisional Adjustment for CCRA Error; and                                                         1,423
Accounting Changes
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Surplus - Before Provisional Adjustment for CCRA Error; and
     Accounting Changes                                                                                          3,325
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(1)  Restated for the  provisional  adjustment  for CCRA error;  and  accounting changes. See Note 2 to the financial statements for more detail.

(2)  See Notes 2 and 6 to the financial statements.

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                              Annual Report 2001-02
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Economic Highlights

Real Gross  Domestic  Product (GDP) Growth
For calendar year 2001, the Ontario economy  recorded  slower  economic  growth, with real GDP rising 1.1 per cent, following robust 5.5 per cent growth in 2000.

Economic  growth  in 2001 was  maintained  by a  healthy  gain in real  consumer spending and a robust  housing  performance.  The major sources of weakness were the large  inventory  liquidation  that  occurred  throughout  2001 and  reduced investment  by business  in 2001.  Real  exports  declined by 2.9 per cent while import volumes dropped 5.3 per cent.

Comparative Growth in Real GDP
Ontario and Canada 1998-2001

--------------------------------------------------------------------------------
Year                    Ontario (per cent)                    Canada (per cent)
1998                            5.1                                  4.1
1999                            7.4                                  5.4
2000                            5.5                                  4.5
2001                            1.1                                  1.5
-------------------- -----------------------------------------------------------
Canadian  GDP data have been revised to reflect  Statistics  Canada's new "chain
Fisher" method.
Ontario data using this methodology are not yet available.

Sources: Statistics Canada and Ontario Ministry of Finance.
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                              Annual Report 2001-02
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Consumer spending grew by 2.0 per cent in real inflation-adjusted terms in 2001, a  slower  pace of  growth  than had  occurred  over the  previous  four  years.
Ontario's  housing  market  however  remained  strong in 2001  with  residential construction advancing 3.1 per cent.

With imports falling faster than exports, Ontario's real trade balance, measured in 1997 dollars, widened to a record $54.7 billion in 2001, up $4.7 billion from
2000.

Faced with reduced demand,  Ontario businesses cut inventories  sharply in 2001.
The draw down in stocks,  the first since 1996, was a major factor  contributing to slower growth in 2001.

Another area of weakness was real business plant and equipment  investment which declined 3.1% in 2001, with machinery and equipment outlays falling 4.1%.

The  global  slowdown  reduced  real  GDP  growth  in all G-7  major  industrial countries in 2001.

2001 Economic Growth: Ontario and G7 Countries
Real GDP Growth: 2001 (Per Cent)

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      Country                       Growth (per cent)
        U.K.                               1.9
       France                              1.8
       Italy                               1.8
       Canada                              1.5
      Ontario                              1.1
      Germany                              0.6
        U.S.                               0.3
       Japan                              -0.1
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Sources: Statistics Canada and Consensus Forecasts.
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                              Annual Report 2001-02
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Consumer  Price Index  Inflation
Ontario's inflation rate, as measured by the changes in the consumer price index
(CPI),  was 3.1 per  cent in  2001,  up 0.2  percentage  points  from  the  2000 inflation  rate of 2.9 per  cent.  Increased  energy  prices  were  key  factors exerting upward pressure on Ontario's 2001 inflation rate.

Ontario Consumer Price Index Inflation

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        Year                       Ontario (per cent)
        1998                               0.9
        1999                               1.9
        2000                               2.9
        2001                               3.1
-------------------- -----------------------------------------------

Sources: Statistics Canada.
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                              Annual Report 2001-02
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Employment
Since the September  1995 Throne  Speech,  Ontario's  private sector has created
924,200 net new jobs.

Total  employment,  including the public  sector,  has risen by 987,700 over the same period.  The largest gains in employment were in the  manufacturing  sector with 256,800 new jobs,  followed by wholesale  and retail trade with 154,800 new jobs and professional scientific and technical services with 133,500 new jobs.

During  2001,  on an average  annual  basis,  90,600  net new jobs were  created economy-wide.  Since  September  1995,  the  unemployment  rate has  fallen  1.1 percentage points from 8.4 per cent to 7.3 per cent.

Ontario Private Sector Employment

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        Date                      Employment in Ontario
      Sept-95                           4,080,500
      Sept-02                           5,004,700
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Sources: Statistics Canada and Ontario Ministry of Finance.
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                              Annual Report 2001-02
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Fiscal Highlights Overview

Budgetary Balance

In 1999-2000  Ontario recorded a $668 million surplus,  balancing the budget one full year ahead of the schedule  laid out in the  government's  Balanced  Budget
Plan.  With a surplus of $3,325 million,  before the provisional  adjustment for
CCRA error and accounting  changes, in 2000-01 and a surplus of $375 million for
2001-02, Ontario has now achieved three consecutive surpluses for the first time in nearly 100 years.

The deficit as a share of the economy peaked at 4.3 per cent in 1992-93.  With a
Provincial surplus in 1999-2000, 2000-01 and 2001-02 and a legislated commitment to balanced budgets, the deficits of the past will not be repeated.

Ontario's 2001 Budget Plan included a $1 billion reserve designed to protect the balanced  budget  against  unexpected  and adverse  changes in the  economic and fiscal  outlook.  With economic growth slower than projected and consistent with the role of the  reserve  in  prudent  budgeting,  a portion  of the $1  billion reserve was allocated to ensure the balanced  budget target was met for 2001-02, while still allowing for $444 million in net provincial debt reduction.

Budgetary Balance as a Per Cent of GDP

1992-93                                                    (4.3)
1993-94                                                    (3.8)
1994-95                                                    (3.3)
1995-96                                                    (2.7)
1996-97                                                    (2.0)
1997-98                                                    (1.1)
1998-99                                                    (0.5)
1999-00                                                     0.2
2000-01*                                                    0.8*
2001-02                                                     0.1

* Surplus prior to restatement for provisional adjustment for CCRA error; and
  accounting changes.
Sources: Ontario Ministry of Finance and Statistics Canada.

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                              Annual Report 2001-02
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Revenue Highlights

Total revenue was $63,886 million in 2001-02. This represents an increase of $62 million from the restated 2000-01 total revenue.

Taxation  revenue in 2001-02 was $931 million below the restated  2000-01 levels mainly due to the impact of  slower-than-expected  economic  growth on  taxation revenues.  Income from Investment in Government Business  Enterprises in 2001-02
was $510 million  lower than the restated  2000-01 level mainly due to lower net income of Ontario Power Generation.  Other Revenues in 2001-02 were $122 million lower than in 2000-01.  These decreases  combined for a total of $1,563 million, which was less than the increase in Federal Payments of $1,625 million,  leading to an overall increase of $62 million in total revenue in 2001-02.

Sources of Revenue - 2001-02

Source of Revenue                                       Contribution per Dollar of Revenue
                                                                     (cents)
Personal Income Tax                                                    30
Retail Sales Tax                                                       22
Corporations Tax                                                       10
Employer Health Tax                                                     6
Gasoline and Fuel Taxes                                                 4
Other Taxes                                                             3
Other Non-Tax Revenue                                                   6
Liquor Licence Revenue                                                  1
Vehicle and Driver Registration Fees                                    1
Income from Investment in Government Enterprises                        5
Canada Health and Social Transfer                                      10
Other Federal                                                           2

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                              Annual Report 2001-02
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Expenditure Highlights

Total expenditure in 2001-02, at $63,442 million, was $1,502 million higher than the restated 2000-01 level of $61,940  million.  This increase was mainly due to higher health care and education expenditures.

About 69 per cent of total Provincial  expenditure is related to social programs spending, including health, education and social services. Interest on Ontario's outstanding debt accounted for another 14 per cent of expenditure.  Environment, resources and economic  development,  justice and general  government  and other expenditure accounted for the remaining 17 per cent.

Expenditure by Major Category - 2001-02

Health Care                                                38 cents
Education and Training                                     19 cents
Public Debt Interest                                       14 cents
General Government                                          3 cents
Justice                                                     4 cents
Social Services                                            12 cents
Environment, Resources & Economic Development              10 cents

Source: Ontario Ministry of Finance

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                              Annual Report 2001-02
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CCRA Error and Accounting Changes

Accounting  policies and practices must  constantly  evolve to reflect  changing conditions and approaches.  Changes are made to accounting  policies in order to conform to new PSAB  recommendations or to more appropriately  present events or transactions in the financial  statements.  Changes are also made to correct any errors in a prior  period  statement.  Unlike  revisions  of  estimates,  proper accounting  treatment  requires  that  a  change  in  an  accounting  policy  or correction of an error be applied  retroactively  to prior years' results.  Both types of accounting  changes were made in the 2001-02  financial  statements and the results for fiscal year 2000-01 were restated.

CCRA Error
In January 2002, the Canada Customs and Revenue Agency ("CCRA"), an agent of the
Crown in right of Canada  ("Canada"),  announced  that it had failed to properly calculate the personal income taxes that it collects and remits to the provinces as agent for Canada under the Tax Collection  Agreement  between Canada and most provinces of Canada,  including the Crown in right of Ontario ("Ontario").  This failure was  announced by CCRA to affect the amounts  remitted by CCRA under the
Tax Collection Agreement for tax years starting, at least, in 1993.

Ontario has relied in good faith upon the methods by which those personal income taxes were collected and remitted, including the methods used by Canada and CCRA to calculate the amounts to be remitted to Ontario  since  Ontario  entered into the Tax Collection Agreement in 1962.

Even though CCRA or Canada,  or both of them, are  responsible for this failure,
CCRA and  Canada  have  determined  that the  amount  of future  remittances  of personal income taxes assessed for Ontario, under Ontario law, will be less than taxes  assessed for Ontario and collected by CCRA for Ontario in order to adjust for Canada's and CCRA's failure.

Ontario  disagrees  with the  position  taken by CCRA and Canada on this matter.
However,  the  province  has  accounted  for the CCRA error in a manner  that is consistent with prudent accounting policies and practices.

The manner in which the province has accounted  for CCRA's and Canada's  failure in  allocation of personal  income taxes to Ontario is without  prejudice to any claim, demand, application,  action,  representation,  legal proceeding or other such statement or step as may be taken by Ontario against CCRA,  Canada, or both of them, in respect of this specified failure.  Furthermore,  the content of the
Public  Accounts  of  Ontario   presented  herein  do  not  estop  Ontario  from
instituting any claim,  application,  action or other legal  proceeding  against
CCRA, Canada, or both of them, or from making any such demand, representation or such other  statement  in respect of this  failure by CCRA,  Canada,  or both of them.

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                              Annual Report 2001-02
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In  addition,  nothing in the Public  Accounts of Ontario  estops  Ontario  from making any claim,  demand,  application,  action,  negotiation,  representation, legal  proceeding or other such  statement or step as may be taken by Ontario in respect of any other matter in the collection  and remission of personal  income taxes by CCRA or Canada to  Ontario  and the  Public  Accounts  of  Ontario  are
therefore  presented without prejudice to any such claim,  demand,  application, action, representation,  legal proceeding or other such statement or step as may be taken by Ontario against CCRA, Canada, or both of them.

In his 1999 Annual Report the Provincial Auditor of Ontario commented on certain problems with the Tax Collection  Agreement  between the Federal  Government and the provinces. Specifically he made the following two points:

"For the last three completed  taxation years,  in-year personal income tax cash flows to Ontario, which were based on revenue forecasts, were much less than the amounts  collected by Revenue Canada for each of those years.  We estimated that the  province's  interest  costs  associated  with  these tax flow  deficiencies totalled $189 million for those years."

And

"The  federal  government  also does not share with  Ontario  the  interest  and penalties  revenue  received  in excess of bad debts  written  off from  Ontario personal income tax payers. The Ministry estimated that the federal benefit from retaining this net revenue could exceed $50 million per year."

Accounting Policy Changes
The Public Sector Accounting Board (PSAB) issued new accounting  recommendations for retirement  benefits in September  2001.  Under the new policy,  the cost of
plan   amendments  is  effectively   amortized  by  offsetting  it  against  any
unamortized  gains,  instead  of being  recorded  in the year in which  the plan amendment is approved.  Another  major change is the  recognition  of retirement benefits  other  than  pensions  (e.g.  medical,  dental) in the year that these benefits are earned by  employees,  instead of when the benefits are paid out to retirees.  Ontario Power  Generation Inc.  (OPG),  which is accounted for by the province as a government  business  enterprise,  also changed  their  accounting policy for  retirement  benefits and restated their prior year's  numbers.  This resulted in a corresponding change for the province.

Both these  changes had the overall  effect of reducing  the surplus for 2000-01 from $3,325 million to $1,902  million and  increasing  Net  Provincial  Debt at
March 31, 2001 from $110,634 million to $112,480 million.  Additional details on the accounting changes can be found in Note 2 to the Financial Statements.

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                              Annual Report 2001-02
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Net Provincial Debt Before and After Provisional Adjustment for CCRA
Error; and Accounting Changes
The government set a target to reduce Net Provincial Debt by $5 billion over its term of Office.  Since April 1, 1999, the accumulated  contribution to reduction of Net Provincial Debt, before taking into account the impact of the provisional adjustment for CCRA error and the change in accounting  for retirement  benefits was $4.5 billion or more than 90 per cent of its commitment.

Change in Net Provincial Debt
($ millions)
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Net Provincial Debt at April 1, 1999                                                                          $114,737

Less: Annual Surpluses (before Provisional Adjustment for
        CCRA Error; and Accounting Changes)
   1999 - 2000                                                                                   (668)
   2000 - 2001                                                                                 (3,325)
   2001 - 2002                                                                                   (375)
                                                                                                 -----
                                                                                                               (4,368)

Add/(Less) : Decrease/(Increase) in Stranded Debt from Electricity Sector
         Restructuring(1) (before Accounting Changes)
   1999 - 2000                                                                                   (354)
   2000 - 2001                                                                                    244
   2001 - 2002                                                                                    (69)
                                                                                                  ----
                                                                                                                 (179)
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Reduction in Net Provincial Debt before Provisional Adjustment for
          CCRA Error; and Accounting Changes
                                                                                                               (4,547)
          Provisional Adjustment for CCRA Error(2)                                                2,043
          Accounting Changes(3)                                                                   (197)
                                                                                                 ------
                                                                                                                 1,846
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Reduction in Net Provincial Debt after Provisional Adjustment for
          CCRA Error; and Accounting Changes                                                                   (2,701)
----------------------------------------------------------------------------------------------------------------------
Net Provincial Debt after Provisional Adjustment for CCRA Error; and
          Accounting Changes, at March 31, 2002                                                               $112,036
----------------------------------------------------------------------------------------------------------------------

Net Provincial Debt, Before Provisional Adjustment for
          CCRA Error; and Accounting Changes, at March 31, 2002                                               $110,190

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(1)  Increase (decrease) in Stranded Debt from Electricity Sector  Restructuring
     -  included  in the  province's  annual  Surplus,  but  excluded  from  Net
     Provincial  Debt as it is included in the  Stranded  Debt from  Electricity
     Sector Restructuring  balance.
(2)  Provisional  Adjustment for CCRA Error - Claim by the Federal Government to
     recapture  Personal  Income Tax as a result of their error.
(3)  Retirement  Benefits - Accounting policy change in accordance with new PSAB accounting recommendations.

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                              Annual Report 2001-02
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Future Accounting Changes

Tangible Capital Assets
The province is changing its method of accounting for tangible  capital  assets, effective April 1, 2002. The cost of acquiring or constructing  tangible capital assets  (also  referred  to as  "fixed  assets")  is  currently  recorded  as an expenditure  in the year the assets are  acquired or  constructed.  This differs
from  the  private   sector   treatment   whereby  the  cost  of  the  asset  is
"capitalized",  i.e.,  reflected as an asset on the balance  sheet and amortized
(or allocated to expense) over the useful life of the asset. This change will be reflected in the financial statements for 2002-03.

Only the province's land, buildings,  and transportation  infrastructure,  which represent  more than 90% of the owned  tangible  capital assets of the province, are initially  included  under the new  accounting  policy.  Other owned capital assets  will  continue  to be  expensed  in the year of  acquisition  until  the
Province's  new integrated  financial  information  system is in place.  Capital transfer payments will continue to be recorded as expenditures.

Appropriations on an Accrual Basis of Accounting
Legislative  spending  authority and appropriation  control will change from the modified  cash basis of  accounting to accrual  accounting,  effective  April 1,
2003.  This  change will put the  province's  financial  statements,  budget and estimates on the same basis of accounting.

Public Accounts
Legislative  changes have been made effective  April 1, 2003 defining the Public
Accounts as the Annual Report (including the Financial Statements and Provincial
Auditor's  Opinion) and  requiring it to be tabled  within 180 days of year-end.
This  will  ensure a more  timely  release  of  Public  Accounts.  Supplementary information including Volumes 1 to 3 can be issued at a later date. The contents
of  the  Annual   Report   will  also  be  revised   to   incorporate   expected
recommendations from PSAB on financial statement discussion and analysis.

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                              Annual Report 2001-02
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2001-02 Revenue Performance

Total revenue in 2001-02 was $384 million below the level  projected in the 2001
Budget.  Taxation  revenues,  adversely affected by the economic slowdown in the latter half of 2001, were $1,182 million below forecast.  The major tax revenues were all below forecast with the exception of Personal Income Tax (PIT) revenues which were $1,087 million above forecast because of higher-than-projected income levels and $438  million in  one-time  revenue to  reflect  higher  2000-01  PIT
revenues  than   estimated  and  reported  in  the  2000-01   Public   Accounts.
Corporations  Tax revenues were $1,694 million below forecast,  Retail Sales Tax revenues fell short by $537 million,  and Employer Health Tax revenues were $118 million  lower.  All other tax revenues were $80 million  higher  largely due to
Preferred Share Dividend Tax and Tobacco Tax.

Income from Government  Business  Enterprises  was $79 million below  projection primarily due to  lower-than-expected  net income from Ontario Power Generation, partially  offset by an increase in Ontario  Lottery and Gaming  Corporation net income.  Federal  Payments  were $395 million  above the 2001 Budget  projection mainly due to higher than forecast Canada Health and Social  Transfer  Payments.
Other  Revenues  were $482  million  higher than  forecast  primarily  due to an increase of $251 million in the reported revenues of the Independent Electricity
Market Operator (IMO),  consistent with prior year's Public Accounts  disclosure
(offset by a corresponding increase in expenditure).

Summary of In-Year Changes to Revenue in 2001-02
($ Millions)
-----------------------------------------------------------------------------------------------------------------------
Taxation Revenue
           Personal Income Tax                                                              1,087
           Retail Sales Tax                                                                 (537)
           Corporations Tax                                                               (1,694)
           Employer Health Tax                                                              (118)
           All Other                                                                           80
                                                                          -----------------------
Total Taxation Revenue                                                                                          (1,182)
Federal Payments                                                                                                    395
Income from Government Enterprises                                                                                 (79)
Other Revenue                                                                                                       482
-----------------------------------------------------------------------------------------------------------------------
Total In-Year Revenue Changes                                                                                     (384)
-----------------------------------------------------------------------------------------------------------------------

           ----------------------------------------------------------

                                       25

                              Annual Report 2001-02
           ----------------------------------------------------------

Summary of In-Year Changes to Expenditure

Total provincial  government  expenditure at $63,442 million in 2001-02 was $172 million above the level projected in the 2001 Ontario Budget Plan. This increase was mainly due to  increased  in-year  funding for  investments  in health care,
higher  pension   expenditures  and  the  revised  expenditure  impact  of  some consolidated  government  organizations,  partially  offset by lower Public Debt
Interest costs and underspending in other areas.

Major Sources of Change in Expenditure from the 2001 Ontario Budget Plan
o    Extraordinary one-time costs of $319 million contributed to the increase in the Ministry of Agriculture  and Food  expenditure of $307 million,  mainly due to  higher-than-expected  crop insurance  payments to farmers resulting from poor  weather  conditions,  as well as  payments to  producers  facing depressed market prices. These extraordinary costs were partially offset by
     $184  million in higher  revenue,  mainly from crop  insurance  reinsurance recoveries and payments from the federal government.

o    Teacher's  Pension Plan expenditure  increased by $272 million in-year from
     the  2001  Ontario   Budget  Plan  because  of  updated   information   and
     implementation  of new Public Sector  Accounting Board  recommendations  on accounting for joint pension plans.

o    On January 1, 2002 the assets and  liabilities  of GO Transit were returned to the Province.  This resulted in increased  expenditure  of $293 million, fully offset by increased revenues.

o    Health care spending  increased by a net $232 million in-year.  An increase of $464  million,  primarily for  hospitals,  cancer care,  public  health, emergency health services and Canadian Blood Services to address the rising cost of caring for patients and the delivery of much needed  services,  was partially  offset by  operating  savings  of $232  million  from  delays in implementation  of new  long-term  care beds and primary  care,  as well as lower than expected growth in drug programs.

o    Reported expenditure related to the Independent Electricity Market Operator
     (IMO)  increased  $251 million  in-year to be consistent  with prior year's
     Public Accounts  disclosure.  A corresponding  increase of $251 million was reported under Revenues.

o    Public Debt Interest costs were down $286 million from the 2001 Budget Plan projection of $9,315 million due to lower-than-expected  interest rates and cost- effective debt management.

o    Spending on Municipal Partnerships  Initiatives  (Millennium  Partnerships,
     Ontario Small Town and Rural Development [OSTAR],  and Sports,  Culture and
     Tourism   Partnerships)   was  $171   million  less  than  planned  due  to
     unanticipated   delays  in  formalizing   multi-government   approvals  and
     finalizing contract agreements for municipal infrastructure projects.

           ----------------------------------------------------------

                                       26

                              Annual Report 2001-02
           ----------------------------------------------------------

o    Reduced student demand,  lower interest rates and recent changes to the way the government  delivers the Student Support Program in the  post-secondary education sector,  including income and credit verification  processes,  as well as reduced  defaults on student loans,  resulted in savings in-year of
     $93 million.

Borrowing and Debt Management

2001-02 Borrowing Program

The Province's long-term public borrowing program for 2001-02 was $12.3 billion.
This borrowing was undertaken to refinance maturing debt, early bond redemptions and adjustments for non-cash items included in the surplus.

The Canadian  dollar market remained  Ontario's  primary source of funds. Of the
$12.3 billion in long-term public borrowing, $10.3 billion was borrowed from the
Canadian  dollar market and $2.0 billion from the U.S.  dollar  market.  Ontario residents invested $4.2 billion in the seventh Ontario Savings Bond campaign.

Debt Management
The Ontario Financing Authority (OFA) manages debt on behalf of the Province and the Ontario Electricity Financial Corporation (OEFC).

Prudent debt  management  is vital to the  government's  overall debt  reduction efforts. Several key principles guide the Province's debt management activities, including managing debt with a view to ensuring cost-effectiveness and stability of long-term borrowing costs, maintaining a smooth maturity profile through term selection,  and  limiting  Ontario's  exposure to  currency  and  interest  rate fluctuations.  Net Provincial Debt, before provisional adjustment for CCRA error and accounting changes, stood at $110.2 billion on March 31, 2002.

For more details on risk management and derivative financial instruments, please refer to Note 4 in the Financial  Statements and the Financial Statements of the
OEFC detailed in Volume 2 of Public Accounts.

           ----------------------------------------------------------

                                       27

                              Annual Report 2001-02
           ----------------------------------------------------------

Five-Year review of Selected Financial and Economic Statistics
($ Millions)
-----------------------------------------------------------------------------------------------------------------------------
                                                                    1997-98      1998-99     1999-00      2000-01(1)  2001-02
---------------------------------------------------------------  ----------  ----------- -----------  ----------- -----------
Revenue                                                              52,518       55,786      62,931       63,824      63,886

Expenditure
     Programs and Capital                                            46,160       48,696      52,201       52,493      54,413
     Interest on Provincial Purpose Debt                              8,729        9,016       8,977        8,896       8,509
     Interest on Debt Issued for Investment in
        Electricity Sector                                                                       520          520         520
     Restructuring                                                    1,595           76         211           31
Total Expenditure                                                    56,484       57,788      61,909       61,940      63,442
Decrease/(Increase) in Stranded Debt from
Electricity Sector Restructuring to be Recovered                                               (354)           18        (69)
from Ratepayers(2)
-----------------------------------------------------------------------------------------------------------------------------
Surplus/(Deficit) after Provisional Adjustment for
     CCRA Error; and Accounting Changes                             (3,966)      (2,002)         668        1,902         375
-----------------------------------------------------------------------------------------------------------------------------
Accounting Changes(3) (included above):
     Provisional Adjustment for CCRA Error                                                                    713
     Retirement benefits                                                                                      484
     Adjustment to decrease in Stranded Debt from
        Electricity Sector Restructuring to be
        Recovered from Ratepayers(2)                                                                          226
Net Impact of Provisional Adjustment for CCRA
Error; and Accounting Changes(3)                                                                            1,423
-----------------------------------------------------------------------------------------------------------------------------
Surplus/(Deficit) - Before Provisional
Adjustment for CCRA Error; and                                      (3,966)      (2,002)         668        3,325         375
-----------------------------------------------------------------------------------------------------------------------------
Ontario's Net Provincial Debt
     Debt Issued for Provincial Purposes                            101,982      105,133     106,137      105,793     107,592
     Debt Issued for Investment in
        Electricity Sector                                                                     8,885        8,885       8,885
     Province of Ontario Savings Office                               2,245        2,517       2,812        2,482       2,438
     Other Liabilities(4)                                            21,995       19,237      19,403       17,786      14,661
-----------------------------------------------------------------------------------------------------------------------------
     Total Liabilities for Provincial Purposes                      126,222      126,887     137,237      134,946     133,576
     Less:  Financial Assets                                        (13,487)    (12,150)    (23,522)     (22,466)    (21,540)
-----------------------------------------------------------------------------------------------------------------------------
Net Provincial Debt                                                 112,735      114,737     113,715      112,480     112,036
-----------------------------------------------------------------------------------------------------------------------------
Accounting Changes(3) (included above):
         Provisional Adjustment for CCRA Error                                                            (2,043)
         Retirement Benefits                                                                                 197
-----------------------------------------------------------------------------------------------------------------------------
Net Impact of Accounting Changes(3)                                                                       (1,846)     (1,846)
-----------------------------------------------------------------------------------------------------------------------------
Net Provincial Debt - Before Provisional Adjustment
     for CCRA Error; and Accounting Changes                         112,735      114,737     113,715      110,634     110,190
-----------------------------------------------------------------------------------------------------------------------------

1    2000-01  Revenue,  Expenditure , Decrease  (Increase) in Stranded Debt from
     Electricity  Sector  Restructuring and Surplus,  and Net Provincial Debt at
     April 1, 2000 have been restated for accounting changes.

2    Decrease (Increase) in Stranded Debt from Electricity Sector  Restructuring
     - included in Province's  annual Surplus,  but excluded from Net Provincial
     Debt  as it is  included  in the  Stranded  Debt  from  Electricity  Sector
     Restructuring to be Recovered from Ratepayers balance.

3    Details  of  accounting  changes  can be found  in Note 2 to the  Financial
     Statements.

4    Other  Liabilities  include  Accounts  Payable  and  Accrued   Liabilities,
     Retirement Benefits and Provision for Electricity Sector.

           ----------------------------------------------------------

                                       28

                              Financial Statements

           ----------------------------------------------------------

                                       29

                                 [ BLANK PAGE ]
           ----------------------------------------------------------

                                        30

           ----------------------------------------------------------

                          Financial Statements 2001-02
           ----------------------------------------------------------

Introduction to the Financial Statements of the Province of Ontario

The financial statements of the Province of Ontario include the following:
o    a  statement  of  the  government's   responsibilities  for  preparing  the
     financial  statements and for maintaining  systems of financial  management and internal control;
o    the Provincial Auditor's report on the financial statements;
o    the  Statement  of  Revenue,  Expenditure  and Net Debt,  showing  revenues generated from taxes and other sources less  expenditures  incurred  during the year;
o    the Statement of Financial Position, showing debts for past operations that will require  payment from future  resources less financial  resources that are available to pay debts or provide future public services;
o    the Statement of Cash Flows,  identifying  financial  resources used during the year to provide for  operations and sources of financing made available for operations; and
o    the notes and schedules to the financial statements, which form an integral
     part  of  the  financial   statements  and  provide   further   explanatory
     information and detail on the items contained in the various statements.  A summary of the significant  accounting policies that underlie the recording and  disclosure  of the  financial  activities  of the  Province  in  these financial statements is included in the notes.

Basis of Government Accounting
The financial statements reflect the implementation of accrual and consolidation accounting as  recommended by the Public Sector  Accounting  Board (PSAB) of the
Canadian Institute of Chartered  Accountants  (CICA) and, where applicable,  the
CICA Handbook for private and public sector corporations in Canada.

Financial Statement and Budgetary Accounting--Modified Accrual Basis
On a modified accrual basis, financial transactions are recognized as they occur rather than when cash is received or paid.  Revenues are recognized when earned, financial  assets when acquired,  expenditures  when incurred,  and the costs of tangible  capital  assets are recognized as  expenditures  when these assets are acquired or constructed.

Appropriation Control Accounting--Modified Cash Basis
Spending  estimates for approval by the  Legislature  are prepared on a modified cash basis,  a basis of  accounting  different  from that used in preparing  the financial statements. Consequently, the modified cash basis is used in Volumes 1 and 3 of the Public  Accounts  of  Ontario  in  accounting  for  spending  under authorities of the Legislature.

On  the  cash  basis,  revenues  are  recognized  when  cash  is  collected  and expenditures  are recognized  when cheques are issued or cash is disbursed.  The cash  basis of  accounting  used by the  Province  is  modified  to allow for an additional 30 days to pay for and record goods and services  received during the fiscal year just ended and for certain non-cash transactions.

In accordance  with the Keeping the Promise for Growth and  Prosperity Act (2002
Budget) 2002,  legislative  spending  authority and  appropriation  control will
convert  to  the  accrual   basis  of  accounting   effective   April  1,  2003.

           ----------------------------------------------------------

                                       31

                          Financial Statements 2001-02
           ----------------------------------------------------------

Statement of Responsibility for the Financial Statements

The financial statements are prepared by the Government of Ontario in compliance with legislation, and in accordance with accounting principles as recommended by the Public  Sector  Accounting  Board of the  Canadian  Institute  of  Chartered
Accountants  (CICA) and,  where  applicable,  the CICA  Handbook for private and public sector corporations in Canada. The government accepts  responsibility for the objectivity and integrity of the financial statements.

The  government  is  also  responsible  for  maintaining  systems  of  financial management  and internal  control to ensure with  reasonable  certainty that the
transactions   recorded  in  the  financial   statements  are  within  statutory
authority, assets are properly safeguarded and financial records are reliable in preparation of these financial statements.

The financial  statements have been audited by the Provincial Auditor of Ontario and his report follows.

  /s/ Bob Christie               /s/ Gabriel Sekaly             /s/ Robert Siddall
Dr. Robert Christie            Gabriel F. Sekaly              Robert Siddall, CA
Deputy Minister                Assistant Deputy Minister      Provincial Controller
September 10, 2002             September 10, 2002             September 10, 2002

           ----------------------------------------------------------

                                       32

                          Financial Statements 2001-02
           ----------------------------------------------------------

        [ LEGISLATIVE ASSEMBLY OF THE PROVINCE OF ONTARIO COAT OF ARMS ]

                                Auditor's Report

To the Legislative Assembly of the
Province of Ontario

I have audited the statement of financial position of the Province of Ontario as at March 31, 2002 and the statements of revenue, expenditure and net debt and of cash  flows  for  the  year  then  ended.  These  financial  statements  are the responsibility of the Government of Ontario.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance  with Canadian  generally  accepted  auditing standards.  Those  standards  require that I plan and perform an audit to obtain reasonable  assurance  whether  the  financial  statements  are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The audit also includes assessing the accounting  principles used and significant  estimates made by the
Government, as well as evaluating the overall financial statement presentation.

In my opinion,  these  financial  statements  present  fairly,  in all  material respects,  the  financial  position of the Province as at March 31, 2002 and the results  of its  operations  and its  cash  flows  for the  year  then  ended in accordance  with  accounting  principles  recommended  for  governments  by  The
Canadian  Institute of Chartered  Accountants.  As required by section 12 of the
Audit Act, I also report that, in my opinion,  after the restatements  explained in Note 2 to these financial  statements,  these accounting principles have been applied,  in all  material  respects,  on a basis  consistent  with  that of the preceding year.

                                                        /s/ Erik Peters
Toronto, Ontario                                      Erik Peters, FCA
September 10, 2002                                    Provincial Auditor

           ----------------------------------------------------------

                                       33

                          Financial Statements 2001-02
           ----------------------------------------------------------

Province of Ontario
Statement of Revenue, Expenditure and Net Debt

                                                                                   Budget(1)      Actual          Actual
For the year ended March 31                                                          2002           2002            2001
($ Millions)                                                                                                    Restated
---------------------------------------------------------------------------  ------------ --------------  --------------
Revenue (Schedule 1)
   Personal Income Tax (Note 2)                                                    18,010         19,097          17,911
   Retail Sales Tax                                                                14,340         13,803          13,735
   Corporations Tax                                                                 8,340          6,646           9,200
   Employer Health Tax                                                              3,620          3,502           3,424
   Gasoline and Fuel Taxes                                                          2,955          2,851           2,820
   Other Taxes                                                                      1,555          1,739           1,479
---------------------------------------------------------------------------  ------------ --------------  --------------
        Total Taxation                                                             48,820         47,638          48,569
   Government of Canada                                                             7,359          7,754           6,129
   Income from Investment in Government Business
      Enterprises (Schedule 7)                                                      3,424          3,345           3,855
   Other Revenue                                                                    4,667          5,149           5,271
---------------------------------------------------------------------------  ------------ --------------  --------------
                                                                                   64,270         63,886          63,824
Expenditure (Schedules 2 and 3)
   Health and Long-term Care                                                       23,876         24,108          22,993
   Education, Training, Colleges and Universities                                  11,673         11,710          10,986
   Community and Social Services                                                    7,794          7,773           7,634
   Interest on Provincial Purpose Debt                                              8,795          8,509           8,896
   Environment, Resources and Economic Development                                  5,463          6,144           6,355
   Justice                                                                          2,683          2,718           2,598
   General Government                                                               2,462          1,960           1,695
   Interest on Debt Issued for Investment in Electricity Sector                       520            520             520
   (Note 5)
   Provision for Electricity Sector (Notes 2 and 6)                                     4              -             263
---------------------------------------------------------------------------  ------------ --------------  --------------
                                                                                   63,270         63,442          61,940

   Reserve                                                                          1,000
   Decrease/(Increase) in Stranded Debt from Electricity Sector
   Restructuring to be Recovered from Ratepayers (Notes 2 and 6)                      140           (69)              18
---------------------------------------------------------------------------  ------------ --------------  --------------
Surplus after Provisional Adjustment for CCRA Error; and
   Accounting Changes (Note 2)                                                        140            375           1,902
---------------------------------------------------------------------------  ------------ --------------  --------------
Balance, End of Year
   Net Provincial Debt after Provisional Adjustment for CCRA Error; and                          112,036         112,480
        Accounting Changes (Note 2)
   Stranded Debt from Electricity Sector Restructuring to be
        Recovered from Ratepayers (Notes 2 and 6)                                                 20,085          20,016
---------------------------------------------------------------------------  ------------ --------------  --------------
   Net Provincial Debt and Stranded Debt from Electricity Sector
   Restructuring to be Recovered from Ratepayers after Provisional
   Adjustment for CCRA Error; and Accounting Changes (Note 2)                                    132,121         132,496

---------------------------------------------------------------------------  ------------ --------------  --------------
See accompanying Notes and Schedules to the Financial Statements.

(1) Fiscal plan for the year ended March 31, 2002 per 2001 Ontario Budget.

           ----------------------------------------------------------

                                       34

                          Financial Statements 2001-02
           ----------------------------------------------------------

Province of Ontario
Statement of Financial Position

As at March 31                                                                                   2002             2001
($ Millions)                                                                                                  Restated
-------------------------------------------------------------------------------------  --------------  ---------------
Liabilities
   Accounts Payable and Accrued Liabilities (Schedule 4)                                       10,640           12,159
   Debt Issued for Provincial Purposes (Note 3)                                               107,592          105,793
   Debt Issued for Investment in Electricity Sector (Notes 5 and 6)                             8,885            8,885
   Deposits with the Province of Ontario Savings Office (Note 7)                                2,438            2,482
   Retirement Benefits (Notes 2 and 8)                                                          1,785            2,717
   Other Liabilities (Note 9)                                                                   1,712            2,264
   Provision for Electricity Sector (Notes 2 and 6)                                               524              646
                                                                                              133,576          134,946
-------------------------------------------------------------------------------------  --------------  ---------------

Financial Assets
   Cash and Temporary Investments (Note 10)                                                     5,727            5,920
   Accounts Receivable (Schedule 5)                                                             2,369            3,112
   Loans Receivable                                                                             1,152              615
   Other Assets                                                                                   464              408
   Properties Held for Sale                                                                        97              112
   Investment in Government Business Enterprises (Schedule 7)                                  11,731           12,299
                                                                                               21,540           22,466
-------------------------------------------------------------------------------------  --------------  ---------------
Net Provincial Debt after Provisional Adjustment for CCRA Error; and
   Accounting Changes (Note 2)                                                                112,036          112,480
-------------------------------------------------------------------------------------  --------------  ---------------
   Stranded Debt from Electricity Sector Restructuring to be Recovered
   from Ratepayers (Notes 2 and 6)                                                             20,085           20,016
-------------------------------------------------------------------------------------  --------------  ---------------
Net Provincial Debt and Stranded Debt from Electricity Sector
Restructuring to be Recovered from Ratepayers after Provisional
Adjustment for CCRA Error; and Accounting Changes (Note 2)                                    132,121          132,496
-------------------------------------------------------------------------------------  --------------  ---------------

Contingent Liabilities (Note 11) and Commitments (Note 12)
See accompanying Notes and Schedules to the Financial Statements.

           ----------------------------------------------------------

                                       35

                          Financial Statements 2001-02
           ----------------------------------------------------------

Province of Ontario
Statement of Cash Flows

For the year ended March 31                                                                       2002            2001
($ Millions)                                                                                                  Restated
---------------------------------------------------------------------------------------  -------------  --------------
Cash Flows from (used in) Operating Activities
   Surplus for the Year                                                                            375           1,902
Adjustments for:
   Income from Investment in Government Business Enterprises
      (Schedule 7)                                                                             (3,345)         (3,855)
   Remittances from Government Business Enterprises (Schedule 7)                                 3,913           3,464
   Decrease in Liability for Retirement Benefits                                                 (932)         (2,129)
   Decrease in Accounts Payable and Accrued Liabilities                                        (1,519)           (195)
   Increase (Decrease) in Provision for Electricity Sector (Note 6)                              (122)             263
   Other Items                                                                                   (318)             262
---------------------------------------------------------------------------------------  -------------  --------------
Cash Flows from (used in) Operating Activities                                                 (1,948)           (288)
---------------------------------------------------------------------------------------  -------------  --------------

Cash Flows from (used in) Financing Activities
   Debt Issued for Provincial Purposes                                                          12,545          10,002
   Debt Retired for Provincial Purposes                                                       (10,746)        (10,346)
   Increase (Decrease) in Deposits with the Province of Ontario
     Savings Office                                                                               (44)           (330)
---------------------------------------------------------------------------------------  -------------  --------------
Cash Flows from (used in) Financing Activities                                                   1,755           (674)
---------------------------------------------------------------------------------------  -------------  --------------

   Net Decrease in Cash and Cash Equivalents                                                     (193)           (962)
   Cash and Cash Equivalents at Beginning of Year                                                5,920           6,882
---------------------------------------------------------------------------------------  -------------  --------------
Cash and Cash Equivalents at End of Year                                                         5,727           5,920
---------------------------------------------------------------------------------------  -------------  --------------

See accompanying Notes and Schedules to the Financial Statements.

                            ----------------------------------------------------------

                                                       36

                                           Financial Statements 2001-02
                            ----------------------------------------------------------

Province of Ontario
Notes to the Financial Statements
(all tables in millions of dollars)

1. Summary of Significant Accounting Policies

General
These  financial  statements  reflect  accrual and  consolidation  accounting as recommended  by the  Public  Sector  Accounting  Board  (PSAB)  of the  Canadian
Institute  of  Chartered  Accountants  (CICA) and,  where  applicable,  the CICA
Handbook for private and public sector corporations in Canada.

Reporting Entity
These financial  statements  report the activities of the  Consolidated  Revenue
Fund  combined  with  those   organizations   that  are   accountable   for  the
administration of their financial affairs and resources, either to a minister of the government or directly to the Legislature,  and that are owned or controlled by the  government.  All of these  organizations  that meet one of the following criteria are individually  consolidated:  i) revenues,  expenditures,  assets or liabilities greater than $50 million or ii) outside sources of revenues, deficit or  surplus  greater  than $10  million.  A listing  of these  organizations  is provided in Schedule 6. The activities of all other  organizations are reflected in these financial statements through the accounts of the ministries responsible for them.  Trusts  administered by the government on behalf of other parties are excluded from the reporting entity but are disclosed in Note 13.

Principles of Consolidation
Government  organizations,  except  for  government  business  enterprises,  are consolidated on a line-by-line basis with the Consolidated Revenue Fund in these financial  statements.  Where  necessary,  adjustments  are made to present  the accounts  of these  organizations  on a basis  consistent  with  the  accounting policies  described  below,  and  to  eliminate  significant  inter-organization accounts and transactions.

Government  business  enterprises are defined as those government  organizations that (i) have the financial and operating authority to carry on a business, (ii)
have as their principal  activity and source of revenue the selling of goods and services to individuals and  non-government  organizations and (iii) are able to maintain their  operations and meet their  obligations  from revenues  generated
outside  the  government   reporting   entity.   The  activities  of  government
enterprises are recorded in the financial  statements  using the modified equity method.  Under this method,  government  enterprises  are reported in accordance with the  accounting  principles  generally  accepted for business  enterprises.
Their combined net assets are included in the financial statements as Investment in Government  Business  Enterprises on the Statement of Financial  Position and
their  combined  net  income is shown as a  separate  item on the  Statement  of
Revenue, Expenditure and Net Debt.

           ----------------------------------------------------------

                                       37

                          Financial Statements 2001-02
           ----------------------------------------------------------

Special  reporting  status is  accorded  to the  Ontario  Electricity  Financial
Corporation (OEFC), a government  organization.  The financial statements report the net  impact of OEFC's  excess  (shortfall)  of  revenues  over  expenses  as
Decrease (Increase) in Stranded Debt from Electricity Sector Restructuring to be
Recovered  from  Ratepayers  and its Unfunded  Liability  as Stranded  Debt from
Electricity  Sector  Restructuring  to  be  Recovered  from  Ratepayers  in  the
Statement of Revenue,  Expenditure and Net Debt.  This  accounting  reflects the legislative  structure put in place to ensure  OEFC's  revenues are derived from electricity sector ratepayers and not taxpayers,  and that these revenues can be used only to service and retire OEFC debt.  Further  information  on this can be found in Note 6.

Measurement Uncertainty
Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement  uncertainty.  Such uncertainty exists when it is reasonably  possible  that there could be a material  variance between the recognized amount and another  reasonably  possible amount, as there is whenever estimates are used.

Measurement  uncertainty in these financial  statements and notes thereto exists in the accruals for pension obligations,  personal income tax, corporations tax,
restructuring   charges  and  the   stranded   debt  from   electricity   sector
restructuring.

The nature of the  uncertainty  in the pension  accrual  arises  because  actual results may differ  significantly from the Province's best estimates of expected results.  Uncertainty  related  to the  accrual  for  personal  income  tax  and corporations  tax  arises  because  of  the  possible  differences  between  the estimated  and  actual  economic  growth and  future  tax  assessments  on taxes receivable.  Uncertainty  exists with  respect to  restructuring  charges as the actual  expenditures,  incurred in the  transfer  and  restructuring  of certain programs and services, may differ from the initial estimates of expected costs.

Uncertainty in the stranded debt from electricity  sector  restructuring  arises from the numerous  estimates and assumptions made about the future defeasance of this  debt.  As  well,  certain  future  indemnities  remain  to be  determined, including those related to the Ontario Nuclear Funds Agreement (Note 11).

Estimates are based on the best information available at the time of preparation of the financial statements and are adjusted annually to reflect new information as it becomes available.

Revenue
Revenues are  recognized in the fiscal year that the events to which they relate occur. Amounts received or receivable prior to the end of the year, which relate to revenues  that will be earned in a subsequent  fiscal year,  are deferred and reported as liabilities.

Expenditure
Expenditures are recognized in the fiscal year to which they relate.

Grants are recognized in the period during which the  expenditure is authorized, all eligibility  criteria are met and a reasonable estimate of the amount can be made.

           ----------------------------------------------------------

                                       38

                          Financial Statements 2001-02
           ----------------------------------------------------------

The  retirement  benefits   expenditure   (including   pensions)  comprises  the
government's share of the cost of retirement benefits earned by employees during
the  year,  interest  on  the  net  retirement  benefits  liability   (surplus),
amortization  of any  experience  gains  or  losses  and  the  initial  unfunded liability for jointly sponsored plans, less  contributions made by the employees for solely  sponsored plans and other  adjustments.  The estimated total cost of the government's share of plan amendments related to past service is recorded as an  expenditure  in the year the  plan is  amended,  offset  by  recognition  of unamortized experience gains if they exist.

For significant capital leases entered into by the Province,  an amount equal to the present  value of the minimum lease  payments  required over the term of the lease is recorded  as an  expenditure  at the  inception  of the lease,  with an offsetting liability recorded for the lease obligation.

Liabilities
Liabilities  are recorded to the extent that they  represent  obligations of the government to outside parties as a result of events and  transactions  occurring prior to the year-end.

Liabilities include probable losses on loan guarantees issued by the government, and contingencies  when it is likely that a loss will be realized and the amount can be reasonably determined.

Liabilities include obligations to government business enterprises.

Debt  Issued  for  Provincial   Purposes  and  Debt  Issued  for  Investment  in
Electricity Sector
Debt is comprised of treasury  bills,  commercial  paper,  medium and  long-term notes, savings bonds, debentures and loans.

Debt  denominated in foreign  currencies that has been hedged is recorded at the
Canadian dollar equivalent using the rates of exchange  established by the terms of the  agreements.  Other foreign  currency  debt,  liabilities  and assets are translated  to Canadian  dollars at year-end  rates of exchange and any exchange gains or losses are amortized over the remaining term to maturity.

Interest on Debt Issued for  Provincial  Purposes and Debt Issued for Investment
in Electricity Sector includes i) interest on outstanding debt; ii) amortization of  foreign  exchange  gains or losses;  iii)  amortization  of debt  discounts, premiums and commissions; iv) amortization of deferred hedging gains and losses;
and v) interest income on investments and loans.

The  Province  uses  derivative  financial  instruments  (derivatives)  for  the purposes of  minimizing  interest  costs and risk  management.  Derivatives  are financial  contracts,  the value of which are derived  from  underlying  assets.
Gains or losses arising from derivative  transactions are deferred and amortized over the remaining life of the related debt issue.

           ----------------------------------------------------------

                                       39

                          Financial Statements 2001-02
           ----------------------------------------------------------

Retirement Benefits
The retirement  benefits liability comprises the government's share of the value of retirement  benefits  attributed to services rendered by employees and former employees, unamortized experience gains or losses, various adjustments for items such as different fiscal year-ends between the retirement benefits plans and the
Province,  unamortized  initial unfunded  liability for jointly sponsored plans,
unamortized   balances  related  to  temporary  deviation  from  the  plans  and contributions  payable by the  Province  that are  reflected in the plan assets, less the government's share of the assets of the plans.

The retirement  benefits liability is calculated on an actuarial basis using the government's  best  estimate  of future  inflation  rates,  investment  returns, employee  salary  levels and other  underlying  assumptions.  When  actual  plan experience  differs from that expected,  or when assumptions are revised,  gains and  losses  arise.  These  gains and  losses  are  amortized  over the  average remaining service life of plan members.

Financial Assets
Financial assets include cash and claims by the Province arising from events and transactions occurring prior to the year-end.

Temporary investments are recorded at the lower of cost or fair value.

Properties  held for sale are  stated  at the  lower of cost and net  realizable value.  Costs include  acquisition  costs,  property taxes,  development  costs, capitalized  interest and administrative  costs, less net interim property rents and expenditures.

Investment  in  Government  Business  Enterprises  represents  the net assets of government  business  enterprises  recorded  on the  modified  equity  basis  as described under Principles of Consolidation.

Loans receivable with significant  concessionary  terms are recorded at the date of issuance at face value  discounted  by the amount of the grant  portion.  The grant  portion is recognized  as an  expenditure  at the date of issuance of the loan.  The amount of the loan  discount is amortized to revenue over the term of the loan.  Loans  receivable  include  amounts  owing from  government  business enterprises.

Tangible Capital Assets
The Exposure Draft on the Government  Reporting  Model,  issued by PSAB in April
2002,  recommends  proposed  changes to the  financial  reporting  standards for tangible  capital  assets.  Beginning in fiscal year 2002-03,  the Province will report its  investment in major  tangible  capital  assets that are owned by the
Province  consistent with the recommendations in this Exposure Draft. Under this approach major tangible capital assets owned by the Province will be reported on the Statement of Financial Position, and their cost will be amortized over their useful life and recorded as amortization expense in the financial statements.

The  Province  intends to take a phased in approach  and will  initially  report land, buildings and transportation  infrastructure in fiscal year 2002-03,  with the remaining  tangible  capital  assets owned by the Province being reported in subsequent  fiscal years.  It is estimated  that more than ninety percent of the tangible  capital  assets owned by the Province will be captured under the land, buildings and transportation infrastructure categories.

           ----------------------------------------------------------

                                       40

                          Financial Statements 2001-02
           ----------------------------------------------------------

In the interim,  except for  government  business  enterprises  that  capitalize assets purchased or constructed,  the Province continues to charge the full cost
of  tangible   capital   assets  to  operations  in  the  year  of  purchase  or
construction. The tangible capital assets of government business enterprises are included in the Statement of Financial  Position under Investments in Government
Business Enterprises.

Trust Funds
Trust funds that have been  deposited  into the  Consolidated  Revenue  Fund are included in Other Liabilities on the Statement of Financial Position.

2. Accounting Changes

These financial  statements reflect both a correction of an error and accounting policy changes.

CCRA Error
An error was made by the Canada Customs and Revenue Agency (CCRA) which resulted in  overpayments  of personal income tax revenue to the province in prior years.
(The CCRA  collects and  administers  the personal  income tax of all  provinces except Quebec.) The federal government  announced on January 29, 2002, that they had not properly  deducted the provincial  portion of capital gains refunds paid to  mutual  fund  trusts  from the  Personal  Income  Tax  revenue  remitted  to provinces. The federal government intends to recover $1,330 million for taxation years from 1997 to 1999. As well, when the federal error relating to mutual fund trusts became known, the Ministry provisionally  recognized that $713 million of the estimated receivable relating to trust income taxes would not be collectable
and  accordingly   restated  the  2000-01  amounts  in  its  2001-02   financial
statements.

Ontario  disagrees  with the  position  taken by CCRA and Canada on this matter.
However, in these financial  statements the CCRA error has been accounted for in a manner that is consistent with Public Sector Accounting Board Recommendations.

The manner in which the province has accounted  for CCRA's and Canada's  failure in  allocation of personal  income taxes to Ontario is without  prejudice to any claim, demand, application,  action,  representation,  legal proceeding or other such statement or step as may be taken by Ontario against CCRA,  Canada, or both of them, in respect of this specified failure.  Furthermore,  the content of the
Public  Accounts  of  Ontario   presented  herein  do  not  estop  Ontario  from
instituting any claim,  application,  action or other legal  proceeding  against
CCRA, Canada, or both of them, or from making any such demand, representation or such other  statement  in respect of this  failure by CCRA,  Canada,  or both of them.

In  addition,  nothing in the Public  Accounts of Ontario  estops  Ontario  from making any claim,  demand,  application,  action,  negotiation,  representation, legal  proceeding or other such  statement or step as may be taken by Ontario in respect of any other matter in the collection  and remission of personal  income taxes by CCRA or Canada to  Ontario  and the  Public  Accounts  of  Ontario  are
therefore  presented without prejudice to any such claim,  demand,  application, action, representation,  legal proceeding or other such statement or step as may be taken by Ontario against CCRA, Canada, or both of them.

           ----------------------------------------------------------

                                       41

                          Financial Statements 2001-02
           ----------------------------------------------------------

Accounting Policy Changes
During  fiscal year  2001-02 the  Province  changed  its  accounting  policy for pensions and other  retirement  benefits in accordance with new  recommendations issued  by PSAB in  September  2001.  Under  the new  policy,  the  cost of plan amendments is  effectively  amortized by  offsetting it against any  unamortized gains.  Another  change is the  recognition  of the cost of retirement  benefits other than pensions (e.g. medical,  dental) when earned by employees rather than when paid out.

Ontario  Power  Generation  Inc.  (OPG) which is  accounted  for as a government business enterprise, restated their net income and opening retained earnings for calendar  year 2000 to reflect a change in  accounting  policy for  pensions and other retirement benefits. This resulted in a corresponding  restatement for the
Province.

The net  impact of the  provisional  adjustment  for CCRA  error and  accounting changes was to  decrease  the  surplus  for fiscal  year  2000-2001  from $3,325 million to $1,902 million and to increase Net Provincial  Debt and Stranded Debt from Electricity Sector Restructuring at March 31, 2001 from $130,424 million to
$132,496 million as shown in the following table:

           ----------------------------------------------------------

                                       42

                          Financial Statements 2001-02
           ----------------------------------------------------------

Accounting Changes
Fiscal year ended March 31                                                                                      2001
---------------------------------------------------------------------------------------------------  -- ------------
Net Provincial Debt - beginning of year as previously reported                                             $ 113,715                                                                                                                   5
---------------------------------------------------------------------------------------------------  -- ------------
Increase in Net Provincial Debt:
     Provisional Liability for CCRA Error(1)                                                                   1,330
     Retirement benefits(2)                                                                                    (681)
---------------------------------------------------------------------------------------------------  -- ------------
                                                                                                                 649
---------------------------------------------------------------------------------------------------  -- ------------
Net Provincial Debt after Provisional Adjustment for CCRA Error; and
     Accounting Changes - beginning of year as restated (a)                                                  114,364
---------------------------------------------------------------------------------------------------  -- ------------

Surplus - as previously reported                                                                               3,325
---------------------------------------------------------------------------------------------------  -- ------------
Decrease in Surplus:
     Provisional Adjustment for CCRA Error(1)                                                                  (713)
     Retirement benefits(2)                                                                                    (484)
     Adjustment to Decrease in Stranded Debt from Electricity Sector Restructuring
     to be Recovered from Ratepayers(3)                                                                        (226)
---------------------------------------------------------------------------------------------------  -- ------------
                                                                                                             (1,423)
---------------------------------------------------------------------------------------------------  -- ------------
Surplus after Provisional Adjustment for CCRA Error; and Accounting Changes - as                               1,902
restated (b)
---------------------------------------------------------------------------------------------------  -- ------------

Decrease in Stranded Debt from Electricity Sector Restructuring
     to be Recovered from Ratepayers - as previously reported                                                    244
Adjustment to Decrease in Stranded Debt from Electricity Sector Restructuring
     to be Recovered from Ratepayers(3)                                                                        (226)
---------------------------------------------------------------------------------------------------  -- ------------
Decrease in Stranded Debt from Electricity Sector Restructuring to be
     recovered from ratepayers - as restated (c)                                                                  18
---------------------------------------------------------------------------------------------------  -- ------------
Net Provincial Debt after Provisional Adjustment for CCRA Error; and
     Accounting Changes - end of year as restated (a-b+c)                                                    112,480
---------------------------------------------------------------------------------------------------  -- ------------
Stranded Debt from Electricity Sector Restructuring to be Recovered from
Ratepayers                                                                                                    19,790
     - end of year as previously reported
Adjustment to Decrease in Stranded Debt from Electricity Sector Restructuring
     to be Recovered from Ratepayers(3)                                                                          226
---------------------------------------------------------------------------------------------------  -- ------------
Stranded Debt from Electricity Sector Restructuring to be Recovered from
     Ratepayers - end of year as restated
                                                                                                              20,016
---------------------------------------------------------------------------------------------------  -- ------------
Net Provincial Debt and Stranded Debt from Electricity Sector Restructuring to be
Recovered from Ratepayers after Provisional Adjustment for CCRA Error; and
Accounting Changes - end of year as restated                                                               $ 132,496
---------------------------------------------------------------------------------------------------  -- ------------

(1)  Provisional  Adjustment  for CCRA  error.  This  change  has the  effect of increasing Net Provincial Debt at April 1, 2000 and increasing  liabilities to the federal  government at March 31, 2001 by $1,330 million;  decreasing fiscal year  2000-01  personal  income tax revenue by  decreasing  accounts receivable from the federal government by $713 million;  and increasing Net
     Provincial Debt at March 31, 2001 by $2,043 million.
(2)  Retirement  benefits.   This  change  has  the  effect  of  decreasing  Net
     Provincial  Debt at April 1, 2000 by $681 million;  increasing  fiscal year
     2000-01 retirement benefits expenditure by $484 million; and decreasing Net
     Provincial Debt and retirement benefits liability at March 31, 2001 by $197 million.
(3)  Ontario  Power  Generation  Inc.  This change has the effect of  decreasing
     Income from Investment in Government  Business  Enterprises,  the Provision
     for Electricity  Sector  expenditure,  the Provision for Electricity Sector liability and the  Investment in Government  Business  Enterprises  by $145
     million;  decreasing OEFC's  payments-in-lieu by $81 million and increasing
     Stranded Debt from  Electricity  Sector  Restructuring to be Recovered from
     Ratepayers by $226 million.

           ----------------------------------------------------------

                                       43

                          Financial Statements 2001-02
           ----------------------------------------------------------

3. Debt Issued for Provincial Purposes

The Province  borrows in both  domestic and  international  markets,  largely to refinance  maturing debt. The following table presents the maturity  schedule of the Province's outstanding debt, by currency of repayment, expressed in Canadian dollars.

----------------------------------------------------------------------------------------------------------------------------
Debt Issued for Provincial Purposes
As at March 31                                                                                             2002         2001

Currency(1)             Canadian          U.S.         Japanese                        Other
                          Dollar         Dollar           Yen         Euro2         Currencies(3)         Total        Total
----------------------------------------------------------------------------------------------------------------------------
Fiscal Year
Payable
2002                                                                                                                 $11,082
2003                     $ 6,326         7,140             171            -               887        $  14,524        11,606
2004                       6,312           156             222        1,246               249            8,185         8,215
2005                       8,512         1,405             595          310               536           11,358         9,864
2006                       8,974         5,558             676           46                 -           15,254        13,546
2007                       6,388           420             460            -                 -            7,268             -
----------------------------------------------------------------------------------------------------------------------------
1-5 years                 36,512        14,679           2,124        1,602             1,672           56,589        54,313
6-10                      19,391         2,769           1,162        1,709               207           25,238        24,287
years
11-15                      3,586             -               -            -                 -            3,586         5,795
years
16-20                      2,213             -               -            -                 -            2,213         1,873
years
21-25                      7,473             -               -            -                 -            7,473         6,033
years
26-50(4)                  12,493             -               -            -                 -           12,493        13,492
----------------------------------------------------------------------------------------------------------------------------
Total(5)                $ 81,668        17,448           3,286        3,311              1,879       $ 107,592(6)    105,793

The effective interest rates(1), (weighted average) as at March 31, on the above debt are:

2002                       8.02%         7.46%           6.32%        6.91%             6.37%            7.81%
2001                       8.51%         8.10%           6.73%        6.91%             6.41%                           8.27%
---------------  ---------------  ------------ --------------- ------------  ---------------- ----------------  -------------

(1)  The  balances  and  interest  rates  above  reflect  the  effect of related
     derivative  contracts,   as  discussed  in  Note  4  (Risk  Management  and
     Derivative Financial Instruments).
(2)  Euro includes debt issued in legacy currencies, i.e., Deutsche Mark, French
     Franc and Netherlands Guilders.
(3)  Other Currencies comprise: Australian Dollar, Norwegian Kroner, New Zealand
     Dollar, Pound Sterling and Swiss Franc.
(4)  The longest term to maturity is to March 1, 2045.
(5)  Total for all foreign  currency  denominated debt as at March 31, 2002, was
     $25.9 billion (2001, $27.3 billion); of that, $24.0 billion or 92.6% (2001,
     $25.3 billion or 92.7%) was fully hedged to Canadian dollars.
(6)  Total debt  includes  issues  totalling  $2.1 billion  which have  embedded options  exercisable  by  either  the  Province  or the bond  holder  under specific conditions.

           ----------------------------------------------------------

                                       44

                          Financial Statements 2001-02
           ----------------------------------------------------------

Debt Issued for Provincial Purposes
As at March 31                                                                                     2002           2001
Debt Payable to:
-------------------------------------------------------------------------------------  ---------------- --------------
Public Investors                                                                               $ 79,876              $
                                                                                                                76,929
Ontario Teachers' Pension Plan                                                                   11,043         11,535
Canada Pension Plan Investment Fund                                                              10,063         10,442
Public Service Pension Plan                                                                       3,331          3,446
OPSEU Pension Plan                                                                                1,582          1,637
Canada Mortgage and Housing Corporation                                                           1,116          1,147
The Ontario Municipal Employees' Retirement Fund                                                    502            569
Colleges of Applied Arts and Technology Pension Plan                                                 73             81
Ryerson Retirement Pension Plan                                                                       6              7
-------------------------------------------------------------------------------------  ---------------- --------------
Total Debt Issued for Provincial Purposes                                                     $ 107,592      $ 105,793
-------------------------------------------------------------------------------------  ---------------- --------------

Fair value of debt issued  approximates  amounts at which debt instruments could be exchanged in a current  transaction  between willing parties.  In valuing the
Province's  debt, fair value is estimated using  discounted cash flows and other
valuation   techniques  and  is  compared  to  public  market  quotations  where available.  These  estimates  are affected by the  assumptions  made  concerning discount rates and the amount and timing of future cash flows.

The  estimated  fair value of Debt Issued for  Provincial  Purposes at March 31,
2002 was $119.8 billion  (2001,  $121.2  billion).  This is higher than the book value of $107.6 billion (2001,  $105.8 billion)  because current  interest rates are  generally  lower than the  interest  rates at which the debt was issued and because of exchange rate movements.  The fair value of debt does not reflect the effect of related derivative contracts.

4. Risk Management and Derivative Financial Instruments

The Province  employs  various risk  management  strategies and operates  within strict risk exposure  limits to ensure  exposure to risk is managed in a prudent and cost effective  manner. A variety of strategies are used,  including the use of derivative financial instruments ("derivatives").

Derivatives  are  financial  contracts,  the  value  of which  is  derived  from underlying instruments. The Province uses derivatives for the purpose of hedging and minimizing  interest cost. Hedges are created primarily through swaps, which are legal  arrangements  under which the Province  agrees with another  party to exchange cash flows based upon one or more notional  amounts  during a specified period. This allows the Province to offset its existing  obligations and thereby effectively  convert them into obligations with more desirable  characteristics.
Other  derivative  instruments  used by the  Province  include  forward  foreign exchange contracts, forward rate agreements, futures and options.

           ----------------------------------------------------------

                                       45

                          Financial Statements 2001-02
           ----------------------------------------------------------

Foreign  exchange  or  currency  risk is the risk of debt  servicing  costs  and principal  payments  varying due to fluctuations  in foreign  exchange rates. To minimize  currency  risk,  the  Province  uses  derivative  contracts to convert foreign  currency cash flows into Canadian dollar  denominated  cash flows.  The current policy allows unhedged foreign currency cash flows to reach a maximum of
5 per cent of Debt Issued for Provincial Purposes, Debt Issued for Investment in
the Electricity Sector and deposits with the Province of Ontario Savings Office.
At year-end,  1.6 per cent (2001, 1.7 per cent) of this debt was unhedged,  with most of the currency exposure to U.S.  dollars.  A one cent increase in the U.S.
dollar  versus the  Canadian  dollar  would result in an increase of Public Debt
Interest (PDI) expense by $5 million.

Interest rate resetting risk is the sum of floating rate exposure, net of liquid reserves,  and fixed rate debt  maturing  within the next  12-month  period as a percentage of Debt Issued for Provincial Purposes, Debt Issued for Investment in
the Electricity Sector and deposits with the Province of Ontario Savings Office.
Depending on market conditions,  the Province creates or reduces its exposure to interest  rate  changes by issuing or retiring  short term debt,  or by entering into or closing out derivative  positions.  The current  policy allows  interest rate resetting risk to reach a maximum of 25 per cent of the above  liabilities.
As at March 31, 2002, interest rate resetting exposure was 12.5 per cent. (2001,
9.7 per cent). A one percent (100 basis points) increase in interest rates would result in an increase of Public Debt Interest expense by $80 million.

Liquidity  risk is the  risk  that  the  Province  will  not be able to meet its current short-term financial obligations. To reduce liquidity risk, the Province maintains liquid reserves,  i.e., cash and temporary  investments  (Note 10), at levels  that will  meet  future  cash  requirements  and will give the  Province flexibility  in the  timing of issuing  debt.  In  addition,  the  Province  has short-term note programs as alternative sources of liquidity.

The table below presents a maturity schedule of the Province's  derivatives,  by type,  outstanding  at March 31,  2002,  based on the  notional  amounts  of the contracts.  Notional  amounts  represent  the volume of  outstanding  derivative contracts  and  are  not  indicative  of  credit  or  market  risk  and  are not representative of actual cash flows.

Derivative Portfolio Notional Value
As at March 31                                                                                       2002         2001
----------------------------------------------------------------------------------------------------------- ----------
Maturity in                                                                               over
Fiscal Year                                                                      6-10       10
                               2003      2004     2005     2006      2007       years    years      Total        Total
Swaps:
Interest rate             $  10,068     2,546    3,928    9,871     1,987      11,441    1,404  $  41,245    $  40,357
      Cross                   8,443     3,699    4,174    6,889     1,540       4,442        -     29,187       33,445
      currency
Forward foreign
exchange                      1,252         -        -        -         -           -        -      1,252        1,090
contracts
Futures                         171         -        -        -         -           -        -        171          769
----------------------------------------------------------------------------------------------------------- ----------
Total                    $   19,934     6,245    8,102    16,760     3,527      15,883    1,404 $  71,855    $  75,661
---------------------- ------------------------------------------------------------------------------------ ----------

           ----------------------------------------------------------

                                       46

                          Financial Statements 2001-02
           ----------------------------------------------------------

The  use  of  derivatives  introduces  credit  risk,  which  is  the  risk  of a counterparty  defaulting  on  contractual  derivative  obligations  in which the
Province  has an  unrealized  gain.  The table  below  presents  the credit risk associated with the derivative financial instrument portfolio,  measured through the replacement value of derivative contracts, at March 31, 2002.

Credit Risk Exposure
As at March 31                                                                                  2002                2001
----------------------------------------------------------------------------- ----------------------  ------------------
Gross credit risk exposure(1)                                                          $       4,156       $       4,899
Less:  Netting agreements(2)                                                                  (2,146)             (2,002)
----------------------------------------------------------------------------- ----------------------  ------------------
Net Credit Risk Exposure(3)                                                            $       2,010       $       2,897
----------------------------------------------------------------------------- ----------------------  ------------------
(1)  Gross credit risk  exposure  includes  credit  exposure on swaps,  options, futures, forward rate agreements and forward foreign exchange agreements.
(2)  Contracts  do  not  have  coterminous  settlement  dates.  However,  master agreements provide for close out netting.
(3)  Total  exposure to  counterparties  with  positive  exposure  (meaning that counterparties owed the Province) was $4,156 million (2001, $4,899 million)
     and the total negative exposure to these  counterparties  (meaning that the
     Province owed the counterparties) was $2,146 million (2001, $2,002 million)
     for a total unrealized net asset of $2,010 million (2001,  $2,897 million).

The Province  manages its credit risk exposure from derivatives by entering into contractual  agreements  ("master  agreements")  that  provide  for  termination
netting  and  if  applicable   payment   netting  with   virtually  all  of  its
counterparties.  The gross credit risk  exposure  represents  the amount of loss that the Province  would incur if every  counterparty  to which the Province had credit  risk  exposure  were to default at the same  time,  and the  contractual netting provisions could not be exercised. The net credit risk exposure includes the mitigating impact of these netting provisions. The Province also manages its credit risk  exposure by regularly  monitoring  compliance  with credit and risk limits and by dealing only with counterparties with high credit ratings.

5. Debt Issued for Investment in the Electricity Sector

Debt Issued for Investment in the  Electricity  Sector  represents  debt of $8.9 billion  (2001,  $8.9  billion),  payable to the Ontario  Electricity  Financial
Corporation (OEFC), which bears interest at 5.85 per cent, payable monthly, with maturities due from 2039 to 2041.

On April 1, 1999,  pursuant to the Energy  Competition Act, 1998,  Ontario Hydro
was continued as the OEFC and the respective  business units (including  assets, liabilities, employees, rights and obligations of the former Ontario Hydro) were transferred to Ontario Power Generation Inc. (OPG),  Hydro One Inc. (HOI), their subsidiaries,  and the Independent Electricity Market Operator (IMO) in exchange for debt payable to the OEFC. On the same day, the Province assumed $8.9 billion of debt  payable to the OEFC in exchange for an  investment  of $5.1 billion and
$3.8 billion in the equity of OPG and HOI  respectively.  The Province's  annual interest on this debt amounts to $520 million.

In addition,  as at March 31, 2002,  the  Province,  on behalf of the OEFC,  had issued debt amounting to $12.9 billion (2001,  $11.1  billion).  The proceeds of such borrowings have been advanced to OEFC in exchange for bonds with like terms and conditions.

           ----------------------------------------------------------

                                       47

                          Financial Statements 2001-02
           ----------------------------------------------------------

6. Stranded Debt from Electricity Sector Restructuring to be Recovered from
Ratepayers

The OEFC  assumed  approximately  $38.1  billion in total  liabilities  from the former  Ontario  Hydro on April  1,  1999.  The  OEFC  received  notes  from the
Province,  OPG, HOI and the IMO  amounting to $17.2  billion and other assets of
$1.5  billion.   The  difference  of  approximately  $19.4  billion  represented
"stranded debt",  defined for financial statement purposes as the amount of debt and other  liabilities of OEFC that cannot reasonably be serviced and retired in a  competitive  electricity  market.  This  stranded  debt  is  included  on the
Statement  of  Financial  Position  as  Stranded  Debt from  Electricity  Sector
Restructuring to be Recovered from Ratepayers.

Stranded Debt from Electricity Sector Restructuring to be Recovered
from Ratepayers                                                                                                     2001
As at March 31                                                                                     2002         Restated
--------------------------------------------------------------------------------------  ---------------  ---------------
Balance at beginning of year                                                               $     20,016        $  19,787
Adjustment during the year re: transfer of working capital to OPG and HOI                             -              247
--------------------------------------------------------------------------------------  ---------------  ---------------
Adjusted balance                                                                                 20,016           20,034
Decrease/(Increase) in Stranded Debt from Electricity Sector
Restructuring
      to be Recovered from Ratepayers (see table below)                                            (69)               18
--------------------------------------------------------------------------------------  ---------------  ---------------
Balance at end of year                                                                     $     20,085        $  20,016
--------------------------------------------------------------------------------------  ---------------  ---------------

Under the Electricity Act, 1998,  revenues of OEFC are applied to cover costs of operations and debt retirement.  The government has a long-term plan in place to retire the OEFC debt from within the electricity sector. A legislated  structure has been  implemented  to ensure that the OEFC's  revenues are derived  strictly from the  electricity  sector and not from  taxpayers,  and to ensure that these revenues are used to service and retire OEFC debt and not used by the Province.

The  government's  long-term  plan  is to  repay  OEFC's  obligations  from  the following sources:

o    Notes  receivable of $8.9 billion  (2001,  $8.9 billion) from the Province,
     $3.2 billion  (2001,  $3.3  billion)  from OPG,  $2.9 billion  (2001,  $3.4 billion)  from HOI, and $78 million  (2001,  $78  million)  from IMO, for a total of $15.1 billion (2001, $15.7 billion);

o    Payments-in-lieu  (PILs) of corporate  income,  property and capital  taxes made by OPG, HOI and municipal electric utilities (MEUs), which amounted to
     $387 million this year (2001, $907 million).

           ----------------------------------------------------------

                                       48

                          Financial Statements 2001-02
           ----------------------------------------------------------

o    A Debt Retirement  Charge, to be paid by ratepayers based on consumption of electricity  was  implemented  on May  1,  2002  upon  the  opening  of the electricity  market to  competition.  Prior to this opening,  OEFC received
     $1,296  million  (2001,  $748  million)  this fiscal year from revenue pool residual  income.  This  pool,  managed  by  OPG,  collects  revenues  from electricity  consumers and allocates revenue to OPG, HOI, and IMO, with the residual going to OEFC.

o    A Provision for Electricity Sector,  whereby the combined net income of OPG and HOI in excess of the  Province's  annual  interest  on Debt  Issued for
     Investment  in  Electricity  Sector of $520  million,  is set aside for the retirement  of OEFC's debt. In fiscal year 2001-02 the net income (loss) of
     OPG and HOI  amounted  to $(167)  million  (2001,  $397  million)  and $346 million  (2001,  $386 million)  respectively,  resulting in a nil provision this year (2001,  $263  million).  However,  the Provision for  Electricity
     Sector  liability  was  reduced  this year by $122  million  as a result of settlement of a working capital  adjustment that OEFC owed to HOI.  Instead of  requiring  OEFC to make a cash  transfer,  HOI  agreed  to  reduce  its shareholder's  equity  account  by $122  million.  The  Province  (as  sole
     shareholder  of  HOI)  reduced  its   Investment  in  Government   Business
     Enterprises  with an offsetting  decrease in the Provision for  Electricity
     Sector liability. OEFC in turn has reduced its Due from Province account in exchange for the Province settling its liability to HOI.

Based on the long-term  plan, it is estimated that the OEFC's  obligations  will likely be defeased in the year 2012.

OEFC's excess of expenses  over  revenue,  for the year ended March 31, 2002, is reflected on the Province's  Statement of Revenue,  Expenditure and Net Debt, as
Increase in Stranded Debt from Electricity Sector  Restructuring to be Recovered from Ratepayers, and is comprised of the following:

OEFC Revenues and Expenses
For the year ended March 31                                                                                         2001
                                                                                                2002            Restated
---------------------------------------------------------------------------------- ----------------- -------------------
Revenue
Revenue Pool Residual                                                                   $      1,296         $       748
Interest                                                                                       1,028               1,070
Power Sales                                                                                      815                 695
Payments-in-lieu of tax                                                                          387                 907
Electricity Sector Dedicated Income                                                                -                 263
Other                                                                                             18                  27
---------------------------------------------------------------------------------- ----------------- -------------------
                                                                                               3,544               3,710
---------------------------------------------------------------------------------- ----------------- -------------------
Expenses
Interest                                                                                       2,489               2,671
Power purchases                                                                                  815                 695
Other                                                                                            309                 326
---------------------------------------------------------------------------------- ----------------- -------------------
                                                                                               3,613               3,692
---------------------------------------------------------------------------------- ----------------- -------------------
Decrease/(Increase) in Stranded Debt from Electricity Sector
Restructuring to be Recovered from Ratepayers                                           $       (69)         $        18
---------------------------------------------------------------------------------- ----------------- -------------------

See  Volume 2 of the  Public  Accounts  of Ontario  for the  complete  financial statements of OEFC.

7. Deposits with the Province of Ontario Savings Office

The Province of Ontario Savings Office (POSO) accepts  deposits from the general public,  government  and other public  bodies.  These  deposits form part of the
Consolidated  Revenue  Fund and are  direct  liabilities  of the  Province.  The
Ontario Financing Authority operates POSO as agent of the Minister of Finance.

           ----------------------------------------------------------

                                       49

8. Retirement Benefits

Retirement Benefits Liability
(Asset)                                                      2002                2002                 2002                2001
As at March 31                                                                  Other                                 Restated
                                                                           Retirement           Retirement          Retirement
                                                         Pensions            Benefits             Benefits            Benefits
---------------------------------------------- ------------------  ------------------  ------------------- -------------------
Obligation for retirement benefits                   $     47,692       $       1,966       $       49,658      $       44,517
Less: plan fund net assets                               (54,203)                   -             (54,203)            (51,911)
Unamortized experience gains                                4,952                   -                4,952               8,592
Adjustments (see below)                                     1,378                   -                1,378               1,519
---------------------------------------------- ------------------  ------------------  ------------------- -------------------
Retirement Benefits Liability                        $      (181)       $       1,966       $        1,785      $        2,717
---------------------------------------------- ------------------  ------------------  ------------------- -------------------

Adjustments in the above table are made for the following:
i)   amounts  reported by the plans at December  31,  instead of the  Province's year-end of March 31;
ii)  unamortized  initial  unfunded  liability for jointly  sponsored  plans for unfunded  liability  related to periods  before  the plans  became  jointly sponsored plans,
iii) unamortized  balances related to temporary  deviation from the plans (e.g., contribution reduction); and
iv)  contributions  payable  by the  Province  that  are  reflected  in the plan assets.

Retirement Benefits Expenditure                          2002                2002                  2002                 2001
(Revenue)                                                                   Other                                   Restated
For the year ended March 31                                            Retirement            Retirement           Retirement
                                                     Pensions            Benefits              Benefits             Benefits
-----------------------------------------  ------------------ ------------------- --------------------- --------------------
Cost of retirement benefits                      $      1,239          $       46          $      1,285         $      1,058
Amortization of experience gains                        (520)                   -                 (520)                (857)
Employee contributions                                  (119)                   -                 (119)                (111)
Cost of plan amendment                                  2,279                   -                 2,279                   64
Recognition of unamortized
   experience gains                                   (2,279)                   -               (2,279)                 (64)
Interest                                                (532)                 118                 (414)                (380)
Adjustments (see below)                                 (127)                   -                 (127)                (145)
-----------------------------------------  ------------------ ------------------- --------------------- --------------------
Total Retirement Benefits Expenditure
(Revenue)                                        $       (59)          $      164          $        105         $      (435)
-----------------------------------------  ------------------ ------------------- --------------------- --------------------

Adjustments in the above table are made for the following:
i)   amortization of initial unfunded  liability for jointly sponsored plans for unfunded  liability  related to periods  before  the plans  became  jointly sponsored plans, and
ii)  amortization of temporary deviation from the plans.

           ----------------------------------------------------------

                                       50

                          Financial Statements 2001-02
           ----------------------------------------------------------

Pensions
The Province is responsible  for  sponsoring  several  pension  plans.  The most significant plans are the Public Service Pension Plan (PSPP), the Ontario Public
Service Employees' Union (OPSEU) Pension Plan, and the Ontario Teachers' Pension
Plan (OTPP).

These three plans are defined  benefit  plans that  provide  Ontario  government employees and  elementary and secondary  school  teachers and  administrators  a guaranteed amount of retirement income. Benefits are based primarily on the best five-year average salary of members and their length of service, and are indexed to the  Consumer  Price  Index to provide  protection  against  inflation.  Plan members and the Province are each responsible for matching  contributions to the plans of between seven and nine per cent of the member's salary per annum.

Funding  of  these  plans is based on  statutory  actuarial  funding  valuations undertaken at least every three years. The Province  contributed $645 million to the OTPP in fiscal year 2001-02 (2001, $635 million), $57 million to PSPP (2001,
$144 million) and $247 million to the OPSEU Pension Plan (2001,  $157  million).
During the calendar  year 2001,  the OTPP paid benefits  including  transfers to other plans of $3,080 million (2000, $2,541 million), the PSPP paid $741 million
(2000,  $722 million) and the OPSEU Pension Plan paid $428 million  (2000,  $452 million).  Under  partnership  agreements  between the Province  and OPSEU,  and between the  Province  and the Ontario  Teachers'  Federation  (OTF),  gains and losses  arising  after  January  1, 1993 from the  statutory  actuarial  funding valuations are shared equally by the partners.

The Province had also  committed to make  additional  payments  over 40 years to eliminate the unfunded  liabilities  of all three plans that were  identified in the January 1, 1990  statutory  valuations.  As at March 31, 2002,  the unfunded liabilities of all three plans have been eliminated.

The government's  best estimate of the future inflation rate used in the pension calculation  is 2.5 per cent,  the salary  escalation  rate is 3.5 per cent, the discount  rate and the expected  rate of return of pension plan assets are 7 per cent for  OTPP,  6.5 per cent for PSPP and 6.75 per cent for the  OPSEU  Pension
Plan. Experience gains are amortized over 12 to 13 years.

The Province is also responsible for sponsoring the Ontario Teachers' Retirement
Compensation  Arrangement and the Public Service and OPSEU Supplementary Benefit
Plans.  Expenditures  and liabilities of these plans are included in the Pension
Expenditure and Pension Liability reported in the financial statements.

During the year, in accordance with the 1998 agreement  between  partners of the
OTPP,  the OTF  amended  the plan to use $6.1  billion of the plan  surplus  for benefit  improvements.  These improvements  included a permanent Factor 85 early retirement  program,  lowering the  eligibility  for a reduced pension to age 50 from  age 55 and a  reduction  in the  offset  for  Canada  Pension  Plan  (CPP)
benefits.  The  government's  share of past  service  cost of this  amendment of
$2,279  million is included in fiscal year 2001-02  Pension  Expenditure,  fully offset by recognition of unamortized experience gains of $2,279 million.

           ----------------------------------------------------------

                                       51

                          Financial Statements 2001-02
           ----------------------------------------------------------

Retirement Benefits Other Than Pensions
The Province  provides dental,  basic life insurance,  supplementary  health and hospital plans to retired  employees  through a self-insured,  unfunded  defined benefit plan.  The Province  contributed  $88 million to the plan in fiscal year
2001-02  (2001,  $75 million).  The discount  rate used in the other  retirement benefits calculation was 6.25 per cent.

9. Other Liabilities

Other Liabilities
As at March 31                                                                                  2002                2001
-------------------------------------------------------------------------------  ------------------- -------------------
Deferred Revenue:
   Federal Transfers                                                                     $       383         $       953
   Vehicle & Driver Licences                                                                     199                 200
   Other                                                                                         191                 153
-------------------------------------------------------------------------------  ------------------- -------------------
Total Deferred Revenue                                                                           773               1,306
Funds                                                                                            939                 958
-------------------------------------------------------------------------------  ------------------- -------------------
Other Liabilities                                                                        $     1,712         $     2,264
-------------------------------------------------------------------------------  ------------------- -------------------

Other Liabilities  include deferred revenues,  pension and benefit funds related to the Provincial  Judges Pension Fund and the Deputy  Ministers'  Supplementary
Benefit   Account,   externally   restricted   funds  and  other   miscellaneous
liabilities.

Deferred Revenue--Federal Transfers
Revenue Recognized                                                                                                       Total
                                                                                                                      Transfer
For the year ended March 31                               2000         2001       2002       2003       2004          Received
----------------------------------------------- -------------- ------------ ---------- ---------- ---------- -----------------
1999-2000 CHST Supplement                           $      755          378        190          -          -       $     1,323
2000-2001 CHST Supplement                                    -          379        190        191        192               952
Medical Equipment Trust                                      -          190        190          -          -               380
----------------------------------------------- -------------- ------------ ---------- ---------- ---------- -----------------
Total                                               $      755          947        570        191        192       $     2,655
----------------------------------------------- -------------- ------------ ---------- ---------- ---------- -----------------

The Canada Health and Social Transfer (CHST)  Supplements and Medical  Equipment
Trust are  federal  transfers  received  by the  Province  that are  intended to provide funding for provincial  expenditures  over several  accounting  periods.
Accordingly,  they are  recognized  as revenue by the  Province  in the  periods identified by the federal government.  These federal transfers have been used to fund health care expenditures, including grants to hospitals for the purchase of medical equipment.

The Province  provides a two-year  vehicle licence plate and a multi-year (up to five years) driver licence renewal option.  Amounts received under these options are recognized as revenue over the periods covered by the licences.

           ----------------------------------------------------------

                                       52

                          Financial Statements 2001-02
           ----------------------------------------------------------

10. Cash and Temporary Investments

Cash and Temporary Investments
As at March 31                                                                              2002                    2001
------------------------------------------------------------------------- ---------------------- -----------------------
Cash                                                                                $      (944)          $      (1,000)
------------------------------------------------------------------------- ---------------------- -----------------------
Temporary investments                                                                      5,569                   5,710
                                                                                      ----------            ------------
Add: assets purchased under resale agreements                                              2,566                   1,778
                                                                                      ----------            ------------
Less: assets sold under repurchase agreements                                            (1,464)                   (568)
------------------------------------------------------------------------- ---------------------- -----------------------
                                                                                           6,671                   6,920
------------------------------------------------------------------------- ---------------------- -----------------------
Total Cash and Temporary Investments                                                $      5,727          $        5,920
------------------------------------------------------------------------- ---------------------- -----------------------

The fair value of temporary  investments,  including  assets  purchased and sold under resale and repurchase agreements, at March 31, 2002 is $6.7 billion (2001,
$6.9 billion).  Temporary  investments primarily consist of investments in money market  instruments and government  bonds. Fair value is determined using quoted market prices.

A  resale  agreement  is an  agreement  between  two  parties  to  purchase  and subsequently  resell a security at a  specified  price on a  specified  date.  A
repurchase   agreement  is  an  agreement   between  two  parties  to  sell  and
subsequently repurchase a security at a specified price on a specified date.

11. Contingent Liabilities

Obligations Guaranteed
by the Province
As at March 31                                      2002                 2002             2002               2001            2001
--------------------------------------------------------  ------------------- ---------------- ------------------  --------------
                                                 Maximum
                                              Authorized          Outstanding        Provision        Outstanding       Provision                              n
------------------------------------- ------------------  ------------------- ---------------- ------------------  --------------
Debentures/Bonds and
Notes of Ontario Electricity
Financial Corporation                         $   16,147           $   16,147               __         $   19,371              __
Loans guaranteed                                   3,036                2,788          $   527              2,816         $   532                                                                                            7                                  2
Other                                                 75                   __               __                 __              __
------------------------------------- ------------------  ------------------- ---------------- ------------------  --------------
Total                                         $   19,258           $   18,935          $   527         $   22,187         $   532
------------------------------------- ------------------  ------------------- ---------------- ------------------  --------------

The  provision  for loans  guaranteed is based on an estimate of the likely loss arising  from  guarantees  under the  Ontario  Student  Support  Program  and is reflected in the Accrued Liabilities for Transfer Payments (Schedule 4).

           ----------------------------------------------------------

                                       53

                          Financial Statements 2001-02
           ----------------------------------------------------------

Ontario Nuclear Funds Agreement
During the fiscal year, the Province and Ontario Power  Generation Inc. (OPG), a
wholly  owned  subsidiary,  entered  into the Ontario  Nuclear  Funds  Agreement
(ONFA),  to establish,  fund, and manage  segregated funds to ensure  sufficient funds are  available  to pay the costs of nuclear  station  decommissioning  and long-term  nuclear waste  management.  The ONFA is expected to become  effective during the remainder of 2002,  once certain  pre-condition  agreements have been executed.

Under the ONFA,  the Province  would be liable to make payments  should the cost estimate for nuclear used fuel waste management rise above specified thresholds, for a fixed  volume  of  used  fuel.  The  likelihood  and  estimate  of  future provincial  liabilities  cannot be  determined at this time because the value of future cost estimates is uncertain.

The Province  would also provide a financial  guarantee to the Canadian  Nuclear
Safety Commission  (CNSC), as required by the federal Nuclear Safety and Control
Act,  for  nuclear  station   decommissioning   and  nuclear  waste   management
liabilities. This guarantee relates to the portion of the liabilities not funded by the  segregated  funds.  In return,  the Province will receive from OPG a fee equal to 0.5% of the value of the  guarantee.  It is expected that the CNSC will finalize  the  amount of the  financial  guarantee  required  before  the end of calendar 2002 and that the financial  guarantee will be provided  before the end of the next fiscal year.

Provincial Guarantees of Ontario Electricity Financial Corporation
During  the year  OEFC  paid the  Province  a fee of $153  million  (2001,  $157 million), for the
provision of the debt guarantee.

Social Housing - Loan Insurance Agreements
For all non-profit housing projects in the provincial portfolio, the Province is liable  to  indemnify  and  reimburse  CMHC  for any net  costs,  including  any environmental  liabilities,  incurred  as a  result  of  defaults  of  projects, directly or indirectly, through the Ministry of Municipal Affairs and Housing or the Ontario Housing Corporation.

At March 31, 2002,  there were $9.5 billion  (2001,  $10.4  billion) of mortgage loans outstanding. As operating subsidies provided are sufficient to ensure that all mortgage payments can be made when due, default is unlikely.  To date, there have been no claims for defaults on insured mortgage loans.

Claims Against the Crown

There are claims outstanding  against the Crown of which 64 are for amounts over
$50  million.  These  claims  arise from legal  action,  either in  progress  or threatened, in respect of aboriginal land claims, breach of contract, damages to persons and property and like items. The cost to the Province, if any, cannot be determined because the outcome of these actions is uncertain.

           ----------------------------------------------------------

                                       54

                          Financial Statements 2001-02
           ----------------------------------------------------------

12. Commitments

The nature of the  government's  activities  results in  significant  multi-year contracts and obligations.  Major  commitments that can be reasonably  estimated are summarized as follows:

Commitments
As at March 31                                                                              2002                    2001
------------------------------------------------------------------------- ---------------------- -----------------------
Transfer payments                                                                 $        7,022           $       7,240
Leases                                                                                     1,021                     891
Construction contracts                                                                     1,429                   1,665
Other                                                                                      4,711                   2,424
------------------------------------------------------------------------- ---------------------- -----------------------
Total Commitments                                                                 $       14,183           $      12,220
------------------------------------------------------------------------- ---------------------- -----------------------

The following table  summarizes the information  presented above to indicate the minimum amounts required to satisfy obligations under commitments each year from
2003 to 2007  inclusive,  and a total  for  amounts  due in the  year  2008  and subsequent years.

Schedule of Minimum Payments
As at March 31
---------------------------------------------------------------------------------------------------------------------------------
Minimum Payments to                            Transfer                             Construction
be Made in:                                    Payments            Leases              Contracts           Other            Total
--------------------------------- ---------------------  ----------------  --------------------- --------------- ----------------
2003                                       $        818      $        177          $         374   $       1,702   $        3,071
2004                                                564               160                    186             961            1,871
2005                                                516               117                    857             620            2,110
2006                                                477                81                      8             348              914
2007                                                344                63                      4             289              700
2008 and thereafter                               4,303               423                      -             791            5,517
--------------------------------- ---------------------  ----------------  --------------------- --------------- ----------------
Total                                      $      7,022      $      1,021          $       1,429   $       4,711   $       14,183
--------------------------------- ---------------------  ----------------  --------------------- --------------- ----------------

           ----------------------------------------------------------

                                       55

                          Financial Statements 2001-02
           ----------------------------------------------------------

13. Trust Funds Under Administration

Summary financial information from the most recent financial statements of trust funds under administration is provided below.

Workplace Safety and Insurance Board
As at December 31                                                                            2001                   2000
-------------------------------------------------------------------------- ---------------------- ----------------------
Assets                                                                             $        11,57          $       11,39
                                                                                                6                      5
Liabilities                                                                                17,233                 17,070
-------------------------------------------------------------------------- ---------------------- ----------------------
Unfunded Liability                                                                        (5,657)                (5,675)
-------------------------------------------------------------------------- ---------------------- ----------------------
Revenues                                                                                    3,472                  3,880
Expenditures                                                                                3,454                  3,153
-------------------------------------------------------------------------- ---------------------- ----------------------
Surplus                                                                                        18                    727
Unfunded Liability, Beginning of Year                                                     (5,675)                (6,402)
-------------------------------------------------------------------------- ---------------------- ----------------------
Unfunded Liability, End of Year                                                    $      (5,657)          $     (5,675)
-------------------------------------------------------------------------- ---------------------- ----------------------

Other Trust Funds
As at March 31, 2002
----------------------------------------------------------------------------- --------------------------------------
                                                                                                       Fund Balance/
                                                                       Assets     Liabilities   (Unfunded Liability)
The Public Guardian and Trustee for
         Province of Ontario                                        $   1,031       $     978              $      53
--------------------------------------------------------------------- ------- --------------------------------------
Motor Vehicle Accident Claims Fund                                  $      32       $     108              $    (76)
--------------------------------------------------------------------- ------- --------------------------------------

As at December 31, 2001                                                Assets     Liabilities           Fund Balance
----------------------------------------------------------------------------- --------------------------------------
Deposit Insurance Corporation of Ontario                            $      42       $      13              $      29
----------------------------------------------------------------------------- --------------------------------------

Any unfunded  liability of trusts under  administration  are not included in the province's  financial  statements  as they are the  responsibility  of  external parties.  The most recent financial statements of these trusts are reproduced in
Volume 2 of the Public Accounts of Ontario.

14. Comparative Figures

The  comparative  figures have been  reclassified as necessary to conform to the
2002 presentation.

           ----------------------------------------------------------

                                       56

                          Financial Statements 2001-02
           ----------------------------------------------------------

Schedules to the Financial Statements                                                                   Page

Schedule 6        Government Business Enterprises and Other Government
                     Organizations ......................................................................63

Schedule 7        Investment in Government Business Enterprises ......................................64-65

           ----------------------------------------------------------

                                       57

                                 [ BLANK PAGE ]
           ----------------------------------------------------------

                                        58

                          Financial Statements 2001-02
           ----------------------------------------------------------

Province of Ontario
Schedule 1: Revenue

                                                                                      Budget      Actual         Actual
For the year ended March 31                                                             2002        2002           2001
($ Millions)                                                                                                   Restated
------------------------------------------------------------------------------  ------------ -----------  -------------
Taxation
Personal Income Tax                                                                   18,010      19,097         17,911
Retail Sales Tax                                                                      14,340      13,803         13,735
Corporations Tax                                                                       8,340       6,646          9,200
Employer Health Tax                                                                    3,620       3,502          3,424
Gasoline Tax                                                                           2,300       2,192          2,172
Tobacco Tax                                                                              620         703            504
Land Transfer Tax                                                                        670         665            642
Fuel Tax                                                                                 655         659            648
Other Taxation                                                                           265         371            333
------------------------------------------------------------------------------  ------------ -----------  -------------
                                                                                      48,820      47,638         48,569
------------------------------------------------------------------------------  ------------ -----------  -------------
Government of Canada
Canada Health and Social Transfer                                                      5,630       5,831          4,138
Canada Health and Social Transfer Supplements                                            380         380            757
Social Housing                                                                           530         524            541
Medical Equipment Trust                                                                  190         190            190
Indian Welfare Services Agreement                                                        117         123            131
Young Offenders Act                                                                       55         118              1
Bilingualism Development                                                                  64          61             64
Employability Assistance for People with Disabilities                                     39          72             63
Other                                                                                    354         455            244
------------------------------------------------------------------------------  ------------ -----------  -------------
                                                                                       7,359       7,754          6,129
------------------------------------------------------------------------------  ------------ -----------  -------------
Income from Investment in Government Business
   Enterprises (Schedule 7)                                                            3,424       3,345          3,855
------------------------------------------------------------------------------  ------------ -----------  -------------
Other
Local Services Realignment                                                             1,223       1,116          1,407
Vehicle and Driver Registration Fees                                                     925         941            929
Other Fees and Licences                                                                  685         627            660
Liquor Licence Board of Ontario Revenues                                                 518         530            525
Independent Electricity Market Operator Revenue                                          159         384            344
Sales and Rentals                                                                        300         344            637
Royalties                                                                                240         224            235
Miscellaneous                                                                            617         983            534
------------------------------------------------------------------------------  ------------ -----------  -------------
                                                                                       4,667       5,149          5,271
------------------------------------------------------------------------------  ------------ -----------  -------------

Total Revenue                                                                         64,270      63,886         63,824
------------------------------------------------------------------------------  ------------ -----------  -------------

           ----------------------------------------------------------

                                       59

                          Financial Statements 2001-02
           ----------------------------------------------------------

Province of Ontario
Schedule 2: Expenditure

For the year ended March 31                                                                   2002                2001
($ Millions)                                                                                                  Restated
------------------------------------------------------------------------------ ------------------- -------------------
Salaries and Wages                                                                           3,692               3,713
Employee Benefits                                                                              527                 600
Retirement Benefits (Notes 2 and 8)                                                            105               (435)
Transportation and Communication                                                               407                 382
Services                                                                                     2,534               2,314
Supplies and Equipment                                                                         624                 622
Acquisition/Construction of Physical Assets                                                  1,062               1,121
Transfer Payments                                                                           45,021              43,432
Interest on Provincial Purpose Debt                                                          8,509               8,896
Interest on Debt Issued for Investment in Electricity Sector (Note 5)                          520                 520
Provision for Electricity Sector (Notes 2 and 6)                                                 -                 263
Other Transactions                                                                             441                 512
------------------------------------------------------------------------------ ------------------- -------------------
Total Expenditure                                                                           63,442              61,940
------------------------------------------------------------------------------ ------------------- -------------------

           ----------------------------------------------------------

                                       60

                          Financial Statements 2001-02
           ----------------------------------------------------------

Province of Ontario
Schedule 3: Expenditure by Ministry(1)

                                                                                      Budget      Actual         Actual
For the year ended March 31                                                             2002        2002           2001
($ Millions)                                                                                                   Restated
------------------------------------------------------------------------------- ------------  ----------  -------------
Ministry
Agriculture, Food and Rural Affairs                                                      497         804            635
Attorney General                                                                       1,034       1,029            999
Board of Internal Economy                                                                117         124            116
Citizenship                                                                               78          71             77
Community and Social Services                                                          7,794       7,773          7,634
Consumer and Business Services                                                           168         172            155
Correctional Services                                                                    708         722            688
Economic Development and Trade                                                           106          89             81
Education                                                                              8,487       8,371          7,965
   Teachers' Pension (Note 8)                                                          (230)          42          (402)
Energy, Science and Technology                                                           360         569            550
Environment                                                                              233         285            212
Executive Offices                                                                         21          19             21
Finance                                                                                1,547       1,470          1,414
Interest on Provincial Purpose Debt                                                    8,795       8,509          8,896
Interest on Debt Issued for Investment in Electricity Sector (Note 5)                    520         520            520
Provision for Electricity Sector (Notes 2 and 6)                                           4           -            263
Health and Long-Term Care                                                             23,876      24,108         22,993
Intergovernmental Affairs                                                                  5           4              4
Labour                                                                                   113         110            104
Management Board Secretariat                                                           1,037         274            169
   Public Service/OPSEU Retirement Benefits (Note 8)                                      30          63           (33)
Municipal Affairs and Housing                                                          1,222       1,147          1,792
Ontario Native Affairs Secretariat                                                        22          16             21
Natural Resources                                                                        506         508            482
Northern Development and Mines                                                           506         446            425
Office of Francophone Affairs                                                              5           5              4
Solicitor General                                                                        941         967            911
Tourism, Culture and Recreation                                                          460         446            392
Training, Colleges and Universities                                                    3,416       3,297          3,423
Transportation                                                                         1,192       1,482          1,429
Year-End Savings(2)                                                                      (300)
------------------------------------------------------------------------------- ------------  ----------  -------------
Total Expenditure                                                                     63,270      63,442         61,940
------------------------------------------------------------------------------- ------------  ----------  -------------

(1)  Ministry  configuration  as at March 31,  2002;  does not  reflect  the new government structure announced in April, 2002.
(2)  For Budget purposes, this item was not allocated to individual ministries.

           ----------------------------------------------------------

                                       61

                          Financial Statements 2001-02
           ----------------------------------------------------------

Province of Ontario
Schedule 4: Accounts Payable and Accrued Liabilities

As at March 31                                                                             2002                2001
($ Millions)                                                                                               Restated
-------------------------------------------------------------------------------------------------------------------
Interest on Provincial Purpose Debt                                                       3,228               3,420
Transfer Payments                                                                         2,364               3,514
Salaries, Wages and Benefits                                                              1,390               1,375
Provisional Liability for CCRA Error                                                      1,330               1,330
Other                                                                                     1,202               1,097
Restructuring                                                                               888               1,237
Deferred Hedging                                                                            149                  80
Obligations Under Capital Leases                                                             89                 106
-------------------------------------------------------------------------------------------------------------------
Total Accounts Payable and Accrued Liabilities                                           10,640              12,159
-------------------------------------------------------------------------------------------------------------------

Province of Ontario
Schedule 5: Accounts Receivable

As at March 31                                                                             2002                2001
($ Millions)                                                                                               Restated
-------------------------------------------------------------------------------------------------------------------
Taxes                                                                                     1,997               2,677
Transfer Payments(1)                                                                      1,908               1,774
Other Accounts Receivable                                                                   442                 432
Local Services Realignment                                                                  117                 602
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                                                                                          4,464               5,485
Less: Provision for Doubtful Accounts(2)                                                 (2,246)             (2,468)
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                                                                                          2,218               3,017
Government of Canada                                                                        151                  95
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Total Accounts Receivable                                                                 2,369               3,112
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(1)  The transfer payment receivable  consists primarily of recoverables of $785
     million   (2001,   $769  million)  for  the  Ontario   Disability   Support
     Program--Financial Assistance and $987 million (2001, $865 million) for the
     Student Support Program.
(2)  The  provision for doubtful  accounts  includes a provision of $717 million
     (2001, $698 million) for the Ontario Disability  Support  Program-Financial
     Assistance  and $839 million (2001,  $735 million) for the Student  Support
     Program.

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                                       62

                          Financial Statements 2001-02
           ----------------------------------------------------------

Province of Ontario
Schedule 6: Government Business Enterprises and Other Government Organizations(1)
---------------------------------------------------------------------------------
Government Business Enterprises                                       Responsible Ministry
Algonquin Forestry Authority (AFA)                                    Natural Resources
Hydro One Inc. (HOI)                                                  Energy, Science and Technology
Liquor Control Board of Ontario (LCBO)                                Consumer and Business Services
Niagara Parks Commission (NPC)                                        Tourism, Culture and Recreation
Ontario Clean Water Agency (OCWA)                                     Environment
Ontario Development Corporation (ODC)                                 Economic Development and Trade
Ontario Lottery and Gaming Corporation (OLGC)                         Tourism, Culture and Recreation
Ontario Northland Transportation Commission (ONTC)                    Northern Development and Mines
Ontario Power Generation Inc. (OPG)                                   Energy, Science and Technology
Other Government Organizations
Agricorp                                                              Agriculture, Food and Rural Affairs
Cancer Care Ontario                                                   Health and Long-Term Care
Education Quality and Accountability Office(2)                        Education
Independent Electricity Market Operator                               Energy, Science and Technology
Legal Aid Ontario                                                     Attorney General
Metropolitan Toronto Convention Centre                                Tourism, Culture and Recreation
Northern Ontario Heritage Fund Corporation                            Northern Development and Mines
Ontario Educational Communications Authority                          Training, Colleges and Universities
Ontario Electricity Financial Corporation                             Finance
Ontario Financing Authority                                           Finance
Ontario Housing Corporation                                           Municipal Affairs and Housing
Ontario Place Corporation                                             Tourism, Culture and Recreation
Ontario Realty Corporation                                            Management Board Secretariat
Ontario Science Centre                                                Tourism, Culture and Recreation
Ontario Securities Commission                                         Finance
Ontario Trillium Foundation                                           Tourism, Culture and Recreation
Royal Ontario Museum                                                  Tourism, Culture and Recreation
GO Transit (Toronto Area Transit Operating Authority
and Greater Toronto Transit Authority)(3)                             Transportation
---------------------------------------------------------------------------------
(1)  The most recent audited  financial  statements of these  organizations  are reproduced in Volume 2 of the Public Accounts of Ontario.
(2)  This  organization  met the  criteria  for  consolidation  in  fiscal  year
     2001-02.
(3)  On December 18, 1998 the Province gave Royal Assent to the Greater  Toronto
     Services  Board Act,  1998.  Pursuant  to this Act on August 7,  1999,  the
     transit  business  of  the  TATOA,   commonly  known  as  GO  Transit,  was
     transferred  to the GTTA.  The transfer  included all assets,  liabilities, except for the rolling stock and related debt which remained with TATOA. On
     January 1, 2002, the GTTA was returned to the Province under the GO Transit
     Act, 2001.

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                                       63

                          Financial Statements 2001-02
           ----------------------------------------------------------

Province of Ontario
Schedule 7: Investment in Government Business Enterprises

--------------------------------------------------------------------------------------------------------------------------
                                                          AFA                HOI              LCBO               NPC
For the year ended                                     March 31,          Dec. 31,          March 31,         Oct. 31,
($ Millions)                                             2002               2001              2002              2001
------------------------------------------------- ------------------- ----------------- -----------------  ---------------
Assets
Cash/Temporary Investments                                   2                        -                80                2
Accounts Receivable                                          4                      560                19                4
Inventories                                                  1                       56               226                5
Prepaid Expenses                                             -                        -                 9                -
Long-term Investments                                        -                        -                 -                -
Fixed Assets                                                 2                    9,103               198              136
Other Assets                                                 2                    1,512                 -                -
------------------------------------------------- ------------------- ----------------- -----------------  ---------------
Total Assets                                                11                   11,231               532              147
------------------------------------------------- ------------------- ----------------- -----------------  ---------------

Liabilities
Bank Indebtedness                                            -                       24                 -                3
Accounts Payable                                             1                      766               220               10
Dividends Payable                                            -                        -                 -                -
Notes Payable                                                -                      410                 -                -
Deferred Revenue                                             1                        -                 -                -
Long-term Debt                                               -                    4,522                 -                -
Other Liabilities                                            1                    1,515                28                3
------------------------------------------------- ------------------- ----------------- -----------------  ---------------
Total Liabilities                                            3                    7,237               248               16
------------------------------------------------- ------------------- ----------------- -----------------  ---------------
Net Assets                                                   8                    3,994               284              131
------------------------------------------------- ------------ ------ ----------------- -----------------  ---------------

Revenue
Revenue from Operations                                     25                    3,466             2,940               77
Transfers from the Government                                -                        -                 -                -
------------------------------------------------- ------------------- ----------------- -----------------  ---------------
Total Revenue                                               25                    3,466             2,940               77
------------------------------------------------- ------------ ------ ----------------- -----------------  ---------------

Expenditure
Expenditure from Operations                                 25                    3,092             2,036               73
Provincial Taxes                                             -                        -                 -                -
------------------------------------------------- ------------------- ----------------- -----------------  ---------------
Total Expenditure                                           25                    3,092             2,036               73
------------------------------------------------- ------------ ------ ----------------- -----------------  ---------------

Net Income (Loss)                                            -                      374               904                4
Net Assets--Beginning of Year                                8                    4,000               285              129
Payments from (to) CRF                                       -                     (380)             (905)              (2)
------------------------------------------------- ------------------- ----------------- -----------------  ---------------
Net Assets                                                   8                    3,994               284              131
------------------------------------------------- ------------------- ----------------- -----------------  ---------------

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                                       64

                          Financial Statements 2001-02
           ----------------------------------------------------------

Province of Ontario
Schedule 7: Investment in Government Business Enterprises

-------------------- ----------------- ---------------------------------- -------------------------------------------
          OCWA              ODC               OLGC             ONTC             OPG
        Dec. 31,         March 31,         March 31,         Dec. 31,        Dec. 31,
          2001              2002              2002             2001             2001          Adjustments(1)    Total
-------------------- ----------------- ---------------------------------- -------------------------------------------

             132               7                 574               -                   39             115         951
              30               -                  60              22                1,300              24       2,023
               -               -                   -              12                  751             (5)       1,046
               -               -                  44               -                    -               -          53
              56               7                   -               -                    -             118         181
               9               -               1,352             257               12,981              16      24,054
               3               -                 119             134                1,615              52       3,437
-------------------- ----------------- ---------------------------------- -------------------------------------------
             230              14               2,149             425               16,686             320      31,745
-------------------- ----------------- ---------------------------------- -------------------------------------------

               -               -                   -              14                    -            (26)          15
              21               3                 313              26                1,841             163       3,364
               -               -                   -               -                    -               -           -
               -               -                   -               -                    -             310         720
               -               -                  10               -                  228             (5)         234
               1               -                 187              31                3,220             151       8,112
               7               -                  54              56                5,927            (22)       7,569
-------------------- ----------------- ---------------------------------- -------------------------------------------
              29               3                 564             127               11,216             571      20,014
-------------------- ----------------- ---------------------------------- -------------------------------------------
             201              11               1,585             298                5,470           (251)      11,731
-------------------- ----------------- ---------------------------------- -------------------------------------------

             123              12               5,535             131                6,239             242      18,790
               -               -                   -              15                    -              43          58
-------------------- ----------------- ---------------------------------- -------------------------------------------
             123              12               5,535             146                6,239             285      18,848
-------------------- ----------------- ----------------------------- ---- -------------------------------------------

             125               3               3,195             148                6,087             719      15,503
               -               -                 361               -                    -           (361)           0
-------------------- ----------------- ---------------------------------- -------------------------------------------
             125               3               3,556             148                6,087             358      15,503
-------------------- ----------------- ---------------------------------- -------------------------------------------

             (2)               9               1,979             (2)                  152            (73)       3,345
             206              19               1,548             260                5,693             151      12,299
             (3)            (17)             (1,942)              40                (375)           (329)     (3,913)
-------------------- ----------------- ---------------------------------- -------------------------------------------
             201              11               1,585             298                5,470           (251)      11,731
-------------------- ----------------- ---------------------------------- -------------------------------------------
(1)  Adjustments are made for government  enterprises with a year-end other than
     March 31.  Included in these  adjustments  are  decreases  to net income of
     $(319) million and $(28) million, for OPG and HOI respectively. After these adjustments, the net income (loss) for the year ended March 31, 2002 of OPG and HOI (whose  year-ends  are December 31) amounted to $(167)  million and
     $346 million  respectively.  An additional adjustment is made to reclassify
     OLGC  provincial  taxes to Payments to CRF.  Adjustments  also  include the province's  50% interest in Teranet Inc.  (Teranet  Inc.  works to automate
     Ontario's  land  registration  records,  convert  registry  records to Land
     Titles and develop and market related products).

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                                       65

                          Financial Statements 2001-02
           ----------------------------------------------------------

Schedule 7: Investment in Government Business Enterprises

Algonquin Forestry Authority (AFA)
The  Algonquin  Forestry  Authority  is  responsible  for forest  management  in
Algonquin Park.

Hydro One Inc. (HOI)
The principal  business of Hydro One is the  transmission  and  distribution  of electricity to customers  within Ontario.  It is regulated by the Ontario Energy
Board.

Liquor Control Board of Ontario (LCBO)
The  Liquor  Control  Board  of  Ontario   regulates  the  purchase,   sale  and
distribution  of  liquor  for home  consumption  and  liquor  sales to  licensed establishments  through Liquor Control Board stores,  Brewers' Retail stores and winery retail stores throughout Ontario. The Board buys wine and liquor products for resale to the public and tests all  products  sold to the public to maintain high standards of quality.  The Board also establishes prices for beer, wine and spirits.

Niagara Parks Commission (NPC)
The Commission maintains,  preserves and enhances the beauty and surroundings of the Horseshoe Falls and the Niagara River from Fort Erie to Niagara-on-the-Lake.

Ontario Clean Water Agency (OCWA)
The Agency assists  municipalities  in providing more  cost-effective  water and sewage services and encourages Ontario residents,  municipalities and industries to conserve  water.  The Agency also  finances,  builds and  operates  water and sewage  systems,  as  well  as  providing  services  to  communities,  all  on a cost-recovery basis.

Ontario Development Corporation (ODC)
The Province has decided to terminate the loan,  equity investment and guarantee programs of the Development  Corporations  and wind down their  activities.  The primary  objective  through  the  wind  down  is  to  provide  for  the  orderly realization  of assets and  settlement of debts  maximizing  the  realization of assets and minimizing the negative impact on clients.

Ontario Lottery and Gaming Corporation (OLGC)
Effective April 1, 2000, the Ontario Lottery  Corporation and the Ontario Casino
Corporation  merged to form the Ontario Lottery and Gaming Corporation under the
Ontario Lottery and Gaming  Corporation  Act, 1999. On behalf of the Province of
Ontario, the Corporation conducts lottery games and operates commercial casinos, charity casinos, and slot machines at 15 Ontario racetracks.

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                                       66

                          Financial Statements 2001-02
           ----------------------------------------------------------

Ontario Northland Transportation Commission (ONTC)
The Commission provides rail, bus, ferry, air and telecommunications services to
Northern Ontario.

Ontario Power Generation Inc. (OPG)
The principal  business of Ontario Power  Generation  Inc. is the generation and sale of electricity in the Ontario  wholesale  market and in the  interconnected markets of Quebec, Manitoba and the United States northeast and midwest.

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                          Financial Statements 2001-02
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Sources of Additional Information

The Ontario Budget
The Ontario Government presents a Budget each year, usually in the early spring.
This document outlines expected  expenditure and revenue for the upcoming fiscal year. Copies may be obtained free by mail from Publications  Ontario Mail Order,
50 Grosvenor  Street,  Toronto,  Ontario,  M7A 1N8; by calling  (416)  326-5300, toll-free  1-800-668-9938;  or by visiting the Publications Ontario Bookstore at
880 Bay Street,  Toronto. For electronic access to the Ontario Budget, visit the
Ministry of Finance Web site at http://www.gov.on.ca/FIN/english/budeng.htm.

The Estimates of the Province of Ontario
The government's  spending  Estimates for the fiscal year commencing April 1 are presented to members of the Legislative  Assembly  following the presentation of the  Ontario  Budget by the  Minister  of  Finance.  The  Estimates  outline the spending  plans  of  each  Ministry  and  are  submitted  for  approval  to  the
Legislative  Assembly,  per the Supply Act.  Copies may be obtained free by mail from Publications Ontario Mail Order, 50 Grosvenor Street, Toronto, Ontario, M7A
1N8; by calling (416)  326-5300,  toll-free  1-800-668-9938;  or by visiting the
Publications Ontario Bookstore at 880 Bay Street, Toronto.

Ontario Government Business Plans
Business Plans are published  annually by each  ministry,  following the Ontario
Budget and publication of the spending  Estimates.  Each plan includes an annual report  highlighting what each ministry has done over the previous year, what is planned for the coming year,  what targets have been set and how results will be measured.  It also includes a summary of the previous year's  expenditure items.
Copies may be obtained  free by mail from  Publications  Ontario Mail Order,  50
Grosvenor  Street,  Toronto,  Ontario,  M7A  1N8;  by  calling  (416)  326-5300, toll-free  1-800-668-9938;  or by visiting the Publications Ontario Bookstore at
880    Bay    Street,     Toronto.     For    electronic     access,    go    to
http://www.gov.on.ca/MBS/english/mbs/businessplans.html.

Ontario Finances
This is a quarterly report on the performance of the government's Budget for the fiscal  year.  It covers  developments  during a quarter and  provides a revised outlook for the remainder of the year. Copies may be obtained free by writing to the Ministry of Finance, Communications Branch, 3rd Floor, Frost Building North,
95 Grosvenor Street,  Toronto,  Ontario,  M7A 1Z1. For electronic access, go to:
http://www.gov.on.ca/FIN/english/oecoeng.htm.

Ontario Economic Accounts
This quarterly report contains data on Ontario's economic  activity.  Copies may be obtained free by writing to the Ministry of Finance,  Communications  Branch,
3rd Floor, Frost Building North, 95 Grosvenor Street, Toronto, Ontario, M7A 1Z1.
For electronic access, go to:
http://www.gov.on.ca/FIN/english/oecoeng.htm.

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